Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

TCF FINANCIAL CORPORATION

and

CHEMICAL FINANCIAL CORPORATION

_____________________

Dated as of January 27, 2019

- i -

- ii -

- iii -

INDEX OF DEFINED TERMS

$76

25%	63

a majority	63

Acceptable Confidentiality Agreement	62

affiliate	76

Agreement	1

Anti-Money Laundering Laws	21

Assumed TCF Equity Awards	4

Bank Merger	6

Bank Merger Agreement	6

Bank Merger Certificates	6

BHC Act	9

Blue Sky	13

business day	76

Certificate	3

Certificate of Merger	2

certificates	6

Chemical	1

Chemical Acquisition Proposal	64

Chemical Articles	5

Chemical Articles Amendment	31

Chemical Bank	6

Chemical Benefit Plans	36

Chemical Bylaws	5

Chemical Common Stock	3

Chemical Common Stock Closing Price	8

Chemical Contract	40

Chemical Disclosure Schedule	28

Chemical Equity Award	5

Chemical Meeting	56

Chemical Owned Properties	42

Chemical Qualified Plans	37

Chemical Real Property	42

Chemical Regulatory Agreement	41

Chemical Reports	33

Chemical Securitization Depositor	45

Chemical Securitization Instruments	45

Chemical Securitization Transaction	45

Chemical Stock Plans	5

Chemical Subsidiary	29

Chemical Superior Proposal	65

Chosen Courts	77

Closing	2

Closing Date	2

Code	1

Confidentiality Agreement	56

Continuing Employees	58

control share	25

controlled corporation	17

Controlled Group Liability	18

covered fund	10

Covered Termination	5

CRA	20

Data Conversion	67

data room	63

Delaware Secretary	2

DGCL	2

distributing corporation	17

dollars	76

Effective Time	2

Enforceability Exceptions	12

Environmental Laws	23

ERISA	18

ERISA Affiliate	18

excess parachute payment	19

Exchange Act	15

Exchange Agent	6

Exchange Fund	6

Exchange Ratio	2

executive officer	24

fair price	25

FDIC	10

Federal Reserve Board	9

forward-looking statements	9

GAAP	10

Governmental Entity	13

include	76

includes	76

including	76

insider	26

Intellectual Property	24

interested stockholder	25

Investment Company Act	27

IRS	17

Joint Proxy Statement	13

knowledge	76

Law	47

Liens	11

Loans	25

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made available	76

Material Adverse Effect	9

material contract	21

Materially Burdensome Regulatory Condition	55

MBCA	2

Merger	2

Merger Consideration	2

Michigan DLRA	2

moratorium	25

Multiemployer Plan	19

Multiple Employer Plan	19

New Chemical Preferred Stock	2

New Plans	59

Notifying Party	61

OCC	13

Parties	1

Party	1

Permitted Encumbrances	24

person	76

plan (or series of related transactions)	17

Premium Cap	61

Regulatory Agencies	13

reorganization	25

reportable transaction	17

Representatives	62

Requisite Chemical Vote	31

Requisite Regulatory Approvals	55

Requisite TCF Vote	12

Risk Factors	9

S-4	13

Sarbanes-Oxley Act	14

SEC	13

Securities Act	14

SRO	13

Subsidiary	10

Superior Proposal	63

Surviving Corporation	2

tail policies	61

takeover	25

Takeover Statutes	25

Tax	17

Tax Return	17

Taxes	17

TCF	1

TCF Acquisition Proposal	63

TCF Bank	6

TCF Benefit Plans	17

TCF Bylaws	10

TCF Capital Stock	3

TCF Certificate	10

TCF Common Stock	2

TCF Contract	22

TCF Disclosure Schedule	9

TCF Equity Awards	5

TCF Equity Plan	5

TCF Indemnified Party	60

TCF Insiders	66

TCF Meeting	56

TCF Owned Properties	24

TCF Performance-Based Award	5

TCF Preferred Stock	2

TCF Qualified Plans	18

TCF Real Property	24

TCF Regulatory Agreement	22

TCF Reports	14

TCF Securitization Depositor	27

TCF Securitization Instruments	27

TCF Securitization Transaction	27

TCF Subsidiary	10

TCF Superior Proposal	63

Termination Date	71

Termination Fee	73

the date hereof	76
transactions contemplated by this

Agreement	76

transactions contemplated hereby	76

Willful Breach	72

without limitation	76

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AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of January 27, 2019 (this “Agreement”), by and between TCF Financial Corporation, a Delaware corporation (“TCF”), and Chemical Financial Corporation, a Michigan corporation (“Chemical”; each of TCF and Chemical, a “Party” and collectively, the “Parties”).
W I T N E S S E T H:
WHEREAS, the Board of Directors of TCF has unanimously (i) determined that this Agreement and the “merger of equals” and other transactions contemplated hereby are in the best interests of TCF and TCF’s stockholders, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by TCF of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, the Board of Directors of Chemical has unanimously (i) determined that this Agreement and the “merger of equals” and other transactions contemplated hereby are in the best interests of Chemical and Chemical’s shareholders, and (ii) approved the execution, delivery and performance by Chemical of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, the Board of Directors of TCF, subject to the terms of this Agreement, has resolved to recommend that TCF’s stockholders adopt this Agreement and to submit this Agreement to TCF’s stockholders for adoption;
WHEREAS, the Board of Directors of Chemical, subject to the terms of this Agreement, has resolved to recommend that Chemical’s shareholders approve this Agreement and to submit this Agreement to Chemical’s shareholders for approval;
WHEREAS, substantially concurrently with the execution and delivery of this Agreement, each of Gary Torgow, David T. Provost and Craig R. Dahl has entered into an employment agreement, which will be effective as of and subject to the occurrence of the Effective Time;
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1.    The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Michigan Business Corporation Act (the “MBCA”), at the Effective Time, TCF shall merge with and into Chemical (the “Merger”), with Chemical surviving the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”). The Surviving Corporation shall continue its corporate existence under the laws of the State of Michigan.
1.2.    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 10:00 a.m. New York City time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).
1.3.    Effective Time. The Merger shall become effective as set forth in the certificates of merger with respect to the Merger (the “Certificates of Merger”) to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) and the Michigan Department of Licensing and Regulatory Affairs (the “Michigan DLRA”). The term “Effective Time” shall mean the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.
1.4.    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL, the MBCA and this Agreement.

1.5.    Conversion of TCF Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Chemical, TCF or the holder of any of the following securities:
(a)    Each share of 5.70% Series C Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, of TCF (the “TCF Preferred Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of TCF Preferred Stock owned by TCF as treasury stock or owned by TCF or Chemical (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), shall be converted into the right to receive, without interest, one share of a newly created series of preferred stock of Chemical having the powers, preferences and rights in the form set forth in Exhibit 1 attached hereto (all shares of the newly created series of preferred stock, the “New Chemical Preferred Stock”).
(b)    Subject to Section 2.2(f), each share of common stock, par value $0.01 per share, of TCF (the “TCF Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of TCF Common Stock owned by TCF as treasury stock or owned by TCF or Chemical (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), shall be converted into the right to receive, without interest, 0.5081 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of common stock, par value $1.00 per share, of Chemical (the “Chemical Common Stock”). The TCF Common Stock, together with the TCF Preferred Stock, is referred to herein as the “TCF Capital Stock.”
(c)    All of the shares of TCF Capital Stock converted into the right to receive Chemical Common Stock or New Chemical Preferred Stock, as applicable, pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of TCF Capital Stock or Chemical capital stock, as applicable) previously representing any such shares of TCF Capital Stock shall thereafter represent only the right to receive (i) in the case of TCF Common Stock, (A) a Certificate representing the number of whole shares of Chemical Common Stock which such shares of TCF Common Stock represented by such Certificate have been converted into the right to receive pursuant to Section 1.5(b), (B) cash in lieu of fractional shares which the shares of TCF Common Stock represented by such Certificate have been converted into the right to receive pursuant to Section 2.2(f), without any interest thereon, and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2 or (ii) in the case of TCF Preferred Stock, (A) a Certificate representing shares of the applicable series of New Chemical Preferred Stock which such shares of TCF Preferred Stock represented by such Certificate have been converted into the right to pursuant to Section 1.5(a) and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Certificates previously representing shares of TCF Capital Stock shall be exchanged for certificates (or, at Chemical’s option, evidence of shares in book-entry form) representing whole shares of Chemical Common Stock or New Chemical Preferred Stock (in each case, together with any dividends or distributions with respect thereto and, in the case of TCF Common Stock, cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Chemical Common Stock or TCF Capital Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.
(d)    Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of TCF Common Stock or TCF Preferred Stock that are owned by TCF or Chemical (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist and no capital stock of Chemical or other consideration shall be delivered in exchange therefor.

1.6.    Treatment of TCF Equity Awards.

(a)    Each TCF Equity Award that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be adjusted so that its holder will be entitled to receive upon vesting of such award a number of shares of Chemical Common Stock (i) equal to the product of (A) the number of shares of TCF Common Stock subject to such TCF Equity Award, as applicable, immediately prior to the Effective Time multiplied by (B) the Exchange Ratio and (ii) rounded, as applicable, to the nearest whole share (with 0.50 being rounded upward), and shall otherwise remain subject to the same terms and conditions (including, without limitation, with respect to vesting conditions (taking into account any vesting upon the occurrence of the Effective Time that is applicable to TCF Equity Awards granted to the non-employee directors of the Board of Directors of TCF ) and cash dividend equivalent rights and other than to reflect that the TCF Performance-Based Awards that become Assumed TCF Equity Awards will be service-based vesting awards with the applicable vesting date to be the last day of the original performance period); provided, however, all Assumed TCF Equity Awards held by a Continuing Employee shall vest in their entirety to the extent such Continuing Employee undergoes a Covered Termination.

(b)    Prior to the Effective Time, TCF and the Board of Directors of TCF (or the appropriate committee thereof administering the TCF Equity Plans) shall adopt resolutions and take such other actions as necessary to effectuate the provisions of this Section 1.6, including without limitation the conversion of the TCF Performance-Based Awards into service-based vesting Assumed TCF Equity Awards.
(c)    Chemical shall take such actions as are necessary for the assumption of the TCF Equity Plans and each Assumed TCF Equity Award granted thereunder, including the reservation, issuance and listing of Chemical Common Stock as is necessary to effectuate the foregoing provisions of this Section 1.6. Within two (2) business days after the Effective Time, Chemical shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act (as hereinafter defined), with respect to the shares of Chemical Common Stock subject to each Assumed TCF Equity Award and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Assumed TCF Equity Award (and to maintain the current status of the prospectus contained therein) for so long as such Assumed TCF Equity Award remains outstanding. From and after the Effective Time, references to TCF in the TCF Equity Plans shall refer instead to Chemical, and references to TCF Common Stock shall refer to Chemical Common Stock.
(d)    For purposes of the TCF Performance-Based Awards for which the applicable performance period is not completed prior to the Effective Time and for which performance is achievable at more than one level, the number of shares of TCF Common Stock underlying such TCF Equity Award shall be calculated and fixed as of immediately prior to the Effective Time assuming achievement of the applicable performance conditions at the greater of (i) target level performance and (ii) the actual level of achievement of such conditions based on TCF’s performance results through the latest practicable date prior to the Effective Time. For purposes of the TCF Performance-Based Awards for which performance is achievable at a single level, the performance condition shall no longer be relevant as of the Effective Time. For purposes of this Agreement, the following terms shall have the following meanings:
(i)    “Assumed TCF Equity Awards” means each TCF Equity Award that is outstanding immediately prior to the Effective Time and is converted into an award in respect of Chemical Common Stock in accordance with this Section 1.6.

(ii)    “Chemical Equity Award” means each equity-based award that is granted under the Chemical Stock Plans.
(iii)    “Chemical Stock Plans” means the Chemical Stock Incentive Plan of 2017, the Chemical Stock Incentive Plan of 2015, the Talmer Bancorp Equity Incentive Plan of 2015, the Chemical Stock Incentive Plan of 2012, the Amended and Restated Chemical Stock Incentive Plan of 2006, the Chemical Directors’ Deferred Stock Plan, the Chemical Directors Deferred Compensation Plan and each predecessor plan of any of the foregoing.
(iv)    “Covered Termination” means a termination of a Continuing Employee’s employment with the Surviving Corporation or its Subsidiaries by the applicable employer without Cause (as defined in the TCF Financial 2015 Omnibus Incentive Plan) or by such Continuing Employee with Good Reason (as defined in the TCF Financial 2015 Omnibus Incentive Plan), in either case, prior to the second (2nd) anniversary of the Closing Date.
(v)    “TCF Equity Awards” means each equity-based award that is granted under the TCF Equity Plans.
(vi)    “TCF Equity Plans” means the TCF Financial 2015 Omnibus Incentive Plan, the TCF Financial Incentive Stock Program, the Executive, Senior Officer, Winthrop and Directors Deferred Compensation Plans, the TCF Employees Deferred Stock Compensation Plan, the Amended and Restated Directors Stock Grant Program and each predecessor plan of any of the foregoing.
(vii)    “TCF Performance-Based Award” means each award of a share of TCF Common Stock that is subject to performance-based vesting, repurchase or other lapse restrictions (including each performance-vesting restricted stock unit or restricted stock award in respect of shares of TCF Common Stock), in each case, that is granted under the TCF Equity Plans and outstanding immediately prior to the Effective Time.
1.7.    Chemical Common Stock. At and after the Effective Time, each share of Chemical Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.
1.8.    Certificate of Incorporation of Surviving Corporation. At the Effective Time, the Restated Articles of Incorporation of Chemical (the “Chemical Articles”), as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit 2 attached hereto and, as so amended (together with the filing of the terms of the New Chemical Preferred Stock attached hereto as Exhibit 1), shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.9.    Bylaws of Surviving Corporation. At the Effective Time, the Bylaws of Chemical (the “Chemical Bylaws”), as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety as set forth in Exhibit 3 attached hereto and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10.    Bank Merger. Immediately following the Merger or at such later time as Chemical and TCF may mutually agree, Chemical Bank (“Chemical Bank”), a Michigan banking corporation and a wholly-owned Subsidiary of Chemical, will merge (the “Bank Merger”) with and into TCF National Bank, a national banking association and a wholly-owned Subsidiary of TCF (“TCF Bank”). TCF Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Chemical Bank shall cease. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be mutually agreed upon by the Parties (the “Bank Merger Agreement”). TCF shall cause TCF Bank, and Chemical shall cause Chemical Bank, to execute such certificates of merger and articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time or at such later time as Chemical and TCF may mutually agree.
ARTICLE II
EXCHANGE OF SHARES
2.1.    Chemical to Make Merger Consideration Available. At or prior to the Effective Time, Chemical shall deposit, or shall cause to be deposited, with an exchange agent designated by Chemical and reasonably acceptable to TCF (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates or, at Chemical’s option, evidence of shares in book entry form (collectively, referred to herein as “certificates”), representing the shares of Chemical Common Stock to be issued to holders of TCF Common Stock and the shares of New Chemical Preferred Stock to be issued to holders of TCF Preferred Stock and, in the case of TCF Common Stock, cash in lieu of fractional shares (such cash and certificates for shares of Chemical Common Stock and New Chemical Preferred Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(b) in exchange for outstanding shares of TCF Capital Stock.
2.2.    Exchange of Shares.
(a)    As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Chemical shall cause the Exchange Agent to mail to (i) each holder of record of one or more Certificates representing shares of TCF Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Section 1.5(b), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Chemical Common Stock, and any cash in lieu of fractional shares, which the shares of TCF Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(c) and (ii) each holder of record of one or more Certificates representing shares of TCF Preferred Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive shares of New Chemical Preferred Stock pursuant to Section 1.5(a), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of shares of New Chemical Preferred Stock, which the shares of TCF Preferred Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(c). Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Chemical Common Stock or that number of shares of New Chemical Preferred Stock, as applicable, to which such holder of TCF Common Stock or TCF Preferred Stock, as applicable, shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates representing shares of TCF Common Stock surrendered pursuant to the provisions of this Article II, and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares, or any dividends or distributions, payable to holders of Certificates. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Chemical Common Stock or the number of shares of New Chemical Preferred Stock, as applicable, which the shares of TCF Common Stock or TCF Preferred Stock, as applicable, represented by such Certificate have been converted into the right to receive, and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b)    No dividends or other distributions declared with respect to Chemical Common Stock or New Chemical Preferred Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such unpaid dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Chemical Common Stock or the shares of New Chemical Preferred Stock which the shares of TCF Common Stock or TCF Preferred Stock represented by such Certificate had been converted into the right to receive.
(c)    If any certificate representing shares of Chemical Common Stock or New Chemical Preferred Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Chemical Common Stock or New Chemical Preferred Stock, as applicable, in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no transfers on the stock transfer books of TCF of the shares of TCF Capital Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Chemical Common Stock, New Chemical Preferred Stock and cash in lieu of fractional shares as provided in this Article II.
(e)    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Chemical Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Chemical Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Chemical. In lieu of the issuance of any such fractional share, Chemical shall pay to each former stockholder of TCF who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing sale prices of Chemical Common Stock on Nasdaq as reported by The Wall Street Journal for the five (5) full trading days ending on the trading day preceding the Closing Date (the “Chemical Common Stock Closing Price”) by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Chemical Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5.
(f)    Any portion of the Exchange Fund that remains unclaimed by the stockholders of TCF for twelve (12) months after the Effective Time shall be paid to Chemical. Any former stockholder of TCF that has not theretofore complied with this Article II shall thereafter look only to Chemical for payment of the shares of Chemical Common Stock, New Chemical Preferred Stock, cash in lieu of fractional shares and any unpaid dividends and distributions on the Chemical Common Stock or New Chemical Preferred Stock, as applicable, deliverable in respect of each former share of TCF Common Stock or TCF Preferred Stock such former stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Chemical, TCF, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of TCF Capital Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)    Each of Chemical and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Chemical or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made.
(h)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Chemical, the posting by such person of a bond in such amount as Chemical may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Chemical Common Stock or New Chemical Preferred Stock, as applicable, and any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TCF
Except (a) as disclosed in the disclosure schedule delivered by TCF to Chemical concurrently herewith (the “TCF Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the TCF Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by TCF that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on TCF and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (b) as disclosed in any TCF Reports filed with or furnished to the SEC by TCF after January 1, 2018 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), TCF hereby represents and warrants to Chemical as follows:
3.1.    Corporate Organization.
(a)    TCF is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). TCF has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. TCF is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TCF. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Chemical, the Surviving Corporation or TCF, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred); except, with respect to subclauses (A), (B) and (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” shall have the meaning ascribed to it in Section 2(d) of the BHC Act. True and complete copies of the Amended and Restated Certificate of Incorporation, as amended, of TCF (the “TCF Certificate”) and the Amended and Restated Bylaws, as amended, of TCF (the “TCF Bylaws”), as in effect as of the date of this Agreement, have previously been made available by TCF to Chemical.
(b)    Each Subsidiary of TCF (a “TCF Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except with respect to each of clause (ii) and (iii) as has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCF. There are no restrictions on the ability of any Subsidiary of TCF to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of TCF Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the TCF Disclosure Schedule sets forth a true and complete list of (x) all Subsidiaries of TCF as of the date hereof (y) all persons (not including TCF Subsidiaries) in which TCF, together with any TCF Subsidiaries, owns (directly or indirectly) 5% or more of a class of voting securities and (z) any “covered fund” (as defined in 12 C.F.R. §248.10(b)) in which TCF, together with any TCF Subsidiaries, owns (directly or indirectly) any interest. The organizational documents of each TCF Subsidiary as in effect as of the date of this Agreement have previously been made available by TCF to Chemical.

3.2.    Capitalization.
(a)    The authorized capital stock of TCF consists of 280,000,000 shares of TCF Common Stock and 30,000,000 shares of preferred stock, $0.01 par value per share. As of January 23, 2019, there were (i) 163,878,437 shares of TCF Common Stock issued and outstanding, (ii) 9,635,099 shares of TCF Common Stock held in treasury, (iii) 250,566 shares of TCF Common Stock reserved for issuance upon the settlement of outstanding restricted stock unit awards (assuming achievement of any applicable performance goals at the target level) and an additional 125,287 shares of TCF Common Stock assuming achievement of any applicable performance goals at the maximum level, (iv) 2,029,144 shares of restricted TCF Common Stock issued pursuant to the TCF Benefit Plans, (v) 4,769,322 shares of TCF Common Stock reserved in the aggregate for issuance pursuant to future grants under TCF Benefit Plans, (vi) 7,000,000 shares of TCF Preferred Stock issued and outstanding, and (vii) no other shares of capital stock or other voting securities of TCF issued, reserved for issuance or outstanding. Since January 23, 2019 to the date hereof, TCF has not issued or become obligated to issue any TCF Common Stock or TCF Preferred Stock other than pursuant to the exercise of TCF Equity Awards previously granted. All of the issued and outstanding shares of TCF Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of TCF may vote. No trust preferred or subordinated debt securities of TCF are issued or outstanding. Other than TCF Equity Awards, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating TCF to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the TCF Common Stock or other equity interests of TCF. No Subsidiary of TCF owns any shares of capital stock of TCF.
(b)    TCF owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the TCF Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to TCF Bank, as provided under 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No TCF Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
(c)    Section 3.2(c) of the TCF Disclosure Schedule sets forth a true, correct and complete list of all TCF Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such TCF Equity Award, (iii) the type of award (time or performance vesting; restricted stock or restricted stock units); (iv) grant date of each such TCF Equity Award, and (v) the vesting schedule, if applicable, of each such TCF Equity Award.

3.3.    Authority; No Violation.
(a)    TCF has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of Directors of TCF. The Board of Directors of TCF has determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of TCF and its stockholders, has declared it advisable and has directed that this Agreement and the transactions contemplated hereby be submitted to TCF’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of TCF Common Stock (the “Requisite TCF Vote”), and the adoption and approval of the Bank Merger Agreement by TCF as TCF Bank’s sole shareholder, no other corporate proceedings on the part of TCF are necessary to approve this Agreement or to consummate the transactions contemplated hereby (other than the submission to the stockholders of TCF of an advisory (non-binding) vote on the compensation that may be paid or become payable to TCF’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by TCF and (assuming due authorization, execution and delivery by Chemical) constitutes a valid and binding obligation of TCF, enforceable against TCF in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)). No appraisal rights are or will be available to any holder of TCF Capital Stock under the DGCL in connection with the Merger.
(b)    Neither the execution and delivery of this Agreement by TCF nor the consummation by TCF of the transactions contemplated hereby, including the Merger and the Bank Merger, nor compliance by TCF with any of the terms or provisions hereof, will (i) violate any provision of the TCF Certificate or the TCF Bylaws (or the organizational documents of any Subsidiary of TCF) or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to TCF or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of TCF or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which TCF or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TCF.
3.4.    Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with Nasdaq and the New York Stock Exchange, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board in connection with the Merger and approval or waiver of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the TCF Disclosure Schedule or Section 4.4 of the Chemical Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of TCF’s stockholders and Chemical’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Chemical in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration by the SEC of the effectiveness of the S-4, (f) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and the Michigan DLRA pursuant to the MBCA, and the filing of the Bank Merger Certificates, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Chemical Common Stock and New Chemical Preferred Stock (or depositary shares in respect thereof) pursuant to this Agreement and (h) the approval of the listing of such Chemical Common Stock and New Chemical Preferred Stock (or depositary shares in respect thereof) on Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by TCF of this Agreement or (ii) the consummation by TCF of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, TCF has no knowledge of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.
3.5.    Reports.
(a)    TCF and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2015 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the Office of the Comptroller of the Currency, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) ((i) — (vii), collectively, the “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TCF. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of TCF and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of TCF, investigation into the business or operations of TCF or any of its Subsidiaries since January 1, 2015, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of TCF or any of its Subsidiaries and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of TCF or any of its Subsidiaries since January 1, 2015, in each case of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCF.
(b)    An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by TCF since January 1, 2015 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “TCF Reports”) has been made publicly available. No such TCF Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2015, as of their respective dates, all TCF Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of TCF has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the TCF Reports.
3.6.    Financial Statements.
(a)    The financial statements of TCF and its Subsidiaries included (or incorporated by reference) in the TCF Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of TCF and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of TCF and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of TCF and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned (or informed TCF that it intends to resign) or been dismissed as independent public accountants of TCF as a result of or in connection with any disagreements with TCF on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCF, neither TCF nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of TCF, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of TCF included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017, or in connection with this Agreement and the transactions contemplated hereby.
(c)    The records, systems, controls, data and information of TCF and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of TCF or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TCF. TCF (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to TCF, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of TCF by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to TCF’s outside auditors and the audit committee of TCF’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) which are reasonably likely to adversely affect TCF’s ability to record, process, summarize and report financial information, and (B) to the knowledge of TCF, any fraud, whether or not material, that involves management or other employees who have a significant role in TCF’s internal controls over financial reporting. To the knowledge of TCF, there is no reason to believe that TCF’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)    Since January 1, 2015, (i) except as disclosed in the TCF Reports filed with or furnished to the SEC by TCF since January 1, 2015, neither TCF nor any of its Subsidiaries, nor, to the knowledge of TCF, any director, officer, auditor, accountant or representative of TCF or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of TCF or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that TCF or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing TCF or any of its Subsidiaries, whether or not employed by TCF or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by TCF or any of its officers, directors, employees or agents to the Board of Directors of TCF or any committee thereof or to the knowledge of TCF, to any director or officer of TCF.

3.7.    Broker’s Fees. With the exception of the engagement of J.P. Morgan Securities LLC and SenaHill Securities, LLC (for whom Tod Perkins, registered representative of SenaHill Securities, LLC provided all services through Perkins Advisors, LLC), neither TCF nor any TCF Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. TCF has disclosed to Chemical as of the date hereof the aggregate fees provided for in connection with the engagement by TCF of J.P. Morgan Securities LLC and Perkins Advisors, LLC related to the Merger and the other transactions contemplated hereby.
3.8.    Absence of Certain Changes or Events.
(a)    Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCF.
(b)    Except as set forth on Section 3.8(b) of the TCF Disclosure Schedule, and in connection with matters related to this Agreement, since December 31, 2017 through the date of this Agreement, TCF and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.
3.9.    Legal Proceedings.
(a)    Neither TCF nor any of its Subsidiaries is a party to any, and there are no pending or, to TCF’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against TCF or any of its Subsidiaries or any of their current or former directors or executive officers that (i) if adversely determined, would, individually or in the aggregate, be reasonably likely to result in a material restriction on TCF or any of its Subsidiaries’ businesses or (ii) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCF.
(b)    There is no injunction, order, judgment, decree or regulatory restriction imposed upon TCF, any of its Subsidiaries or the assets of TCF or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Chemical or any of its affiliates) that (i) would, individually or in the aggregate, be reasonably likely to result in a material restriction on TCF or any of its Subsidiaries’ businesses or (ii) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCF.
3.10.    Taxes and Tax Returns.
(a)    Each of TCF and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Neither TCF nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of TCF and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of TCF and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither

TCF nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth on Section 3.10(a) of the TCF Disclosure Schedule, the federal income Tax Returns of TCF and its Subsidiaries for all years to and including 2017 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither TCF nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened (in writing) or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of TCF and its Subsidiaries or the assets of TCF and its Subsidiaries. TCF has made available to Chemical true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither TCF nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among TCF and its Subsidiaries). Neither TCF nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was TCF) or (ii) has any liability for the Taxes of any person (other than TCF or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither TCF nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither TCF nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five (5) years has TCF been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(b)    As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
(c)    As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.11.    Employees and Employee Benefit Plans.
(a)    Section 3.11(a) of the TCF Disclosure Schedule sets forth a true, correct and complete list of all material TCF Benefit Plans. For purposes of this Agreement, “TCF Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, TCF or any of its Subsidiaries for the benefit of any current or former employee, officer or director of TCF or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.
(b)    TCF has heretofore made available to Chemical true and complete copies of (i) each material TCF Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description required under ERISA with respect to such TCF Benefit Plan, (B) the most recent annual report (Form 5500) filed with the IRS, (C) the most recently received IRS determination letter relating to such TCF Benefit Plan, (D) the most recently prepared actuarial report for each TCF Benefit Plan, and (E) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect to each TCF Benefit Plan.
(c)    Each TCF Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except for such noncompliance that has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCF.
(d)    Section 3.11(d) of the TCF Disclosure Schedule identifies each TCF Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “TCF Qualified Plans”). The IRS has issued a favorable determination letter with respect to each TCF Qualified Plan and the related trust, and, to the knowledge of TCF, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any TCF Qualified Plan or the related trust.
(e)    No TCF Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. During the immediately preceding six (6) years, no Controlled Group Liability has been incurred by TCF or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of TCF, no condition exists that presents a material risk to TCF or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in material liability to TCF and its Subsidiaries. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuing coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
(f)    None of TCF, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a

“Multiemployer Plan”) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”).
(g)    Except as set forth on Section 3.11(g) of the TCF Disclosure Schedule, neither TCF nor any of its Subsidiaries sponsors any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their beneficiaries or dependents, except as required by Section 4980B of the Code.
(h)    All contributions required to be made to any TCF Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any TCF Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of TCF, except as, either individually or in the aggregate, would not reasonably be expected to result in any liability that would be material to TCF and its Subsidiaries, taken as a whole.
(i)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of TCF, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the TCF Benefit Plans, any fiduciaries thereof with respect to their duties to the TCF Benefit Plans or the assets of any of the trusts under any of the TCF Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any liability that would be material to TCF and its Subsidiaries, taken as a whole.
(j)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, cause TCF or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any TCF Benefit Plan, (ii) increase in the amount or value of, any payment, right or other benefit to any employee or director of TCF or any of its Subsidiaries, or (iii) result in any limitation on the right of TCF or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any TCF Benefit Plan or related trust. No amount paid or payable (whether in cash, in property, or in the form of benefits) by TCF or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
(k)    Neither TCF nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).
(l)    There are no pending or, to the knowledge of TCF, threatened material labor grievances or material unfair labor practice claims or charges against TCF or any of its Subsidiaries, or any strikes or other material labor disputes against TCF or any of its Subsidiaries. Neither TCF nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of TCF or any of its Subsidiaries and, to the knowledge of TCF, there are no organizing efforts by any union or other group seeking to represent any employees of TCF and its Subsidiaries.
3.12.    Compliance with Applicable Law.
(a)    TCF and each of its Subsidiaries hold, and have held at all times since January 1, 2015, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TCF, and, to the knowledge of TCF, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. TCF and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to TCF or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act of 1977 (the “CRA”), the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. TCF Bank is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of “satisfactory” or better in its most recently completed CRA examination. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on TCF, none of TCF, or its Subsidiaries, or to the knowledge of TCF, any director, officer, employee, agent or other person acting on behalf of TCF or any of its Subsidiaries has, directly or indirectly, (a) used any funds of TCF or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of TCF or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of TCF or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of TCF or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for TCF or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for TCF or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. TCF and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance in all material respects by TCF and its Subsidiaries with the foregoing.
(b)    TCF and its Subsidiaries are and since January 1, 2015 have been conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money-laundering laws administered or enforced by any Governmental Entity (collectively, “Anti-Money Laundering Laws”) in jurisdictions where TCF and its Subsidiaries conduct business. TCF and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by TCF and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws in jurisdictions where TCF and its Subsidiaries conduct business.
(c)    TCF and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. None of TCF, any of its Subsidiaries, or any director, officer or employee of TCF or any of its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and all the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, in each case in all material respects.
3.13.    Certain Contracts.
(a)    Except as set forth in Section 3.13(a) of the TCF Disclosure Schedule, as of the date hereof, neither TCF nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a provision that limits (or purports to limit) in any material respect the ability of TCF (or after the Merger, the ability of Chemical and its Subsidiaries) to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements), (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) which (other than extensions of credit, other customary banking products offered by TCF or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business consistent with past practice) creates future payment obligations in excess of $500,000 annually and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less, (v) that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of TCF or its Subsidiaries, taken as a whole, (vi) which is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Regulatory Agency in connection with the acquisition of a depository institution, or similar agreement that has indemnification, earnout or other obligations that continue in effect after the date of this Agreement that are material to TCF and its Subsidiaries, taken as a whole, or (vii) that provides for contractual indemnification to any director, officer or employee. Each contract, arrangement, commitment or understanding of the type described in this

Section 3.13(a) (excluding any TCF Benefit Plan), whether or not set forth in the TCF Disclosure Schedule, is referred to herein as a “TCF Contract,” and neither TCF nor any of its Subsidiaries knows of, or to its knowledge has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCF. The summary set forth in Section 3.13(a)(iv) of the TCF Disclosure Schedule does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the summary not misleading.
(b)    In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TCF, (i) each TCF Contract is valid and binding on TCF or one of its Subsidiaries, as applicable, and in full force and effect, (ii) TCF and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each TCF Contract, (iii) to TCF’s knowledge each third-party counterparty to each TCF Contract has in all material respects performed all obligations required to be performed by it to date under such TCF Contract, and (iv) to TCF’s knowledge, no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of TCF or any of its Subsidiaries under any such TCF Contract.
3.14.    Agreements with Regulatory Agencies. Neither TCF nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the written request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business and which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCF (each, whether or not set forth in the TCF Disclosure Schedule, a “TCF Regulatory Agreement”), nor has TCF or any of its Subsidiaries been advised in writing, or to TCF’s knowledge, orally, since January 1, 2015, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such TCF Regulatory Agreement.
3.15.    Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCF, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of TCF, any of its Subsidiaries or for the account of a customer of TCF or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of TCF or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. TCF and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to TCF’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16.    Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCF, TCF and its Subsidiaries are in compliance, and have complied since January 1, 2015, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of TCF any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on TCF or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against TCF, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCF. To the knowledge of TCF, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCF.
3.17.    Investment Securities.
(a)    Each of TCF and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the financial statements included in the TCF Reports or to the extent such securities are pledged in the ordinary course of business to secure obligations of TCF or its Subsidiaries. Such securities are valued on the books of TCF in accordance with GAAP in all material respects.
(b)    TCF and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures that TCF believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, TCF has made available to Chemical the material terms of such policies, practices and procedures.
3.18.    Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on TCF, (a) TCF or a TCF Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the TCF Reports as being owned by TCF or a TCF Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “TCF Owned Properties”) free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such TCF Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the TCF Owned Properties, the “TCF Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to TCF’s knowledge, the lessor. There are no pending or, to the knowledge of TCF, threatened condemnation proceedings against the TCF Real Property.
3.19.    Intellectual Property. Except as set forth on Section 3.19 of the TCF Disclosure Schedule, TCF and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on TCF, (a) (i) the use of any Intellectual Property by TCF and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which TCF or any TCF Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to TCF that TCF or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of TCF, infringing on or otherwise violating, any right of TCF or any of its Subsidiaries with respect to any Intellectual Property owned by TCF or its Subsidiaries, and (c) neither TCF nor any TCF Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by TCF or any TCF Subsidiary, and TCF and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by TCF and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.
3.20.    Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between TCF or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of TCF or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding TCF Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of TCF) on the other hand, which was required to be reported in any TCF Report pursuant to Item 404 of Regulation S-K but which has not been so reported on a timely basis.

3.21.    State Takeover Laws. The Board of Directors of TCF has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Section 203 of the DGCL and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law of any other jurisdiction (any such laws, “Takeover Statutes”).
3.22.    Reorganization. TCF has not taken any action and has no knowledge of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.23.    Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of TCF has received the opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion dated the same date) of J.P. Morgan Securities LLC to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of TCF Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.24.    TCF Information. The information relating to TCF and its Subsidiaries which is provided in writing by TCF or its representatives specifically for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement relating to TCF and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
3.25.    Loan Portfolio.
(a)    The allowances for loan and lease losses as reflected in the TCF Reports were in the reasonable opinion of TCF’s management (i) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (ii) consistent with GAAP and reasonable and sound banking practices and (iii) in conformance with recommendations and comments in reports of examination in all material respects.
(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCF, each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) of TCF and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of TCF and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, (iii) to the extent any Loan constitutes an operating lease, TCF or its applicable Subsidiary, as the case may be, has legal and beneficial ownership of the assets under such operating lease, and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on TCF, each outstanding Loan of TCF and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of TCF and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d)    There are no outstanding Loans made by TCF or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of TCF or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(e)    Neither TCF nor any of its Subsidiaries is (i) now nor has it ever been since January 1, 2015, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans, and (ii) has knowledge of any actual or threatened claim, proceeding or investigation with respect thereto by any person.
(f)    Section 3.25(f) of the TCF Disclosure Schedule sets forth a true, correct and complete list of (i) all Loans in which TCF or any TCF Subsidiary is a creditor which, as of September 30, 2018, had an outstanding balance of $100,000 or more and under the terms of which the obligor has, as of September 30, 2018, over ninety (90) days delinquent in payment of principal or interest, (ii) all Loans of TCF and the TCF Subsidiaries that, as of September 30, 2018, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by TCF or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (iii) each Loan classified by TCF as a Troubled Debt Restructuring as defined by GAAP.
(g)    Except as set forth on Section 3.25(g) of the TCF Disclosure Schedule, none of the agreements pursuant to which TCF or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan (other than early termination defaults). Neither TCF nor any TCF Subsidiary (i) has been notified of any material repurchase obligation under any agreement of the type described in the preceding sentence since January 1, 2017, or (ii) has any knowledge of any facts or circumstances which would reasonably be expected to give rise to any such material repurchase obligation.
(h)    TCF and each of its Subsidiaries, in each case to the extent it is a servicer of any transaction sponsored by TCF or any TCF Subsidiary under which TCF or any TCF Subsidiary has sold or pledged receivables in a securitization in which securities backed by, or other interests in, such receivables were sold and any of such securities or other interest remains outstanding (each, a “TCF Securitization Transaction”), are in compliance in all material respects with all contracts or agreements to which each of them is bound under such TCF Securitization Transaction

(collectively, “TCF Securitization Instruments”). TCF and each of its Subsidiaries, in each case to the extent that it is the issuing entity in any TCF Securitization Transaction, have performed in all material respects all of their respective obligations under the TCF Securitization Instruments. TCF and each of its Subsidiaries, in each case to the extent that it is the depositor in any TCF Securitization Transaction (in such capacity, a “TCF Securitization Depositor”), have performed in all material respects all of their respective obligations under the TCF Securitization Instruments. Section 3.25(h) of the TCF Disclosure Schedule contains a list of all outstanding TCF Securitization Transactions.
(i)    Since January 1, 2015, TCF and any TCF Subsidiary that has acted as a TCF Securitization Depositor has made or caused to be made all filings required to be made by it under the Exchange Act, or has otherwise corrected any errant filings or resolved any such filings with the SEC. There are no pending or, to the knowledge of TCF, threatened, lawsuits, actions, proceedings or claims in which it is alleged that any private placement memorandum or other offering document (including any amendments or supplements thereto), as of the date on which it was issued in any TCF Securitization Transaction, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No securities were issued or sold by TCF or any of its Subsidiaries in violation of Section 5 of the Securities Act in any TCF Securitization Transaction. Neither TCF nor any TCF Subsidiary, to the extent an issuing entity in any TCF Securitization Transaction, is required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
(j)    Neither TCF nor any of its Subsidiaries has acted in the capacity of guarantor or credit enhancer in any TCF Securitization Transaction, nor has TCF or any of its Subsidiaries provided any type of guaranty in any TCF Securitization Transaction with respect to any payments of principal or interest in connection with any issued securities.
3.26.    Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on TCF, TCF and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of TCF reasonably has determined to be prudent and consistent with industry practice, and TCF and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of TCF and its Subsidiaries and the third party loss payees under general liability, auto liability, aviation and excess umbrella policies, TCF or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27.    Information Security. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on TCF, to the knowledge of TCF, since January 1, 2015, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of TCF and its Subsidiaries.
3.28.    No Other Representations or Warranties.
(a)    Except for the representations and warranties made by TCF in this Article III, neither TCF nor any other person makes any express or implied representation or warranty with respect to TCF, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and TCF hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither TCF nor any other person makes or has made any representation or warranty to Chemical or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to TCF, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by TCF in this Article III, any oral or written information presented to Chemical or any of its affiliates or representatives in the course of their due diligence investigation of TCF, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)    TCF acknowledges and agrees that neither Chemical nor any other person on behalf of Chemical has made or is making, and TCF has not relied upon, any express or implied representation or warranty other than those contained in Article IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF UNIVERSITY
Except (a) as disclosed in the disclosure schedule delivered by Chemical to TCF concurrently herewith (the “Chemical Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Chemical Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Chemical that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Chemical, and (iii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (b) as disclosed in any Chemical Reports filed with or furnished to the SEC by Chemical after January 1, 2018 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Chemical hereby represents and warrants to TCF as follows:

4.1.    Corporate Organization.
(a)    Chemical is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and is a bank holding company duly registered with the Federal Reserve Board under the BHC Act, which has duly elected to be, and qualifies as, a financial holding company. Chemical has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Chemical is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Chemical. True and complete copies of the Chemical Articles and the Chemical Bylaws, as in effect as of the date of this Agreement, have previously been made available by Chemical to TCF.
(b)    Each Subsidiary of Chemical (a “Chemical Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except with respect to each of clause (ii) and (iii) as has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Chemical. There are no restrictions on the ability of any Subsidiary of Chemical to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of Chemical Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Chemical Disclosure Schedule sets forth a true and complete list of (x) all Subsidiaries of Chemical as of the date hereof, (y) all persons (not including Chemical Subsidiaries) in which Chemical, together with any Chemical Subsidiaries, owns (directly or indirectly) 5% or more of a class of voting securities and (z) any “covered fund” (as defined in 12 C.F.R. §248.10(b)) in which Chemical, together with any Chemical Subsidiaries, owns (directly or indirectly) any interest. The organizational documents of each Chemical Subsidiary as in effect as of the date of this Agreement have previously been made available by Chemical to TCF.
4.2.    Capitalization.
(a)    The authorized capital stock of Chemical consists of 135,000,000 shares of Chemical Common Stock and 2,000,000 shares of preferred stock, no par value per share. As of January 23, 2019, there were (i) 71,473,871 shares of Chemical Common Stock issued and outstanding, which number includes 40,852 shares of Chemical Common Stock granted in respect of outstanding Chemical restricted stock awards, (ii) no shares of Chemical preferred stock issued and outstanding, (iii) no shares of Chemical Common Stock held in treasury, (iv) 725,056 shares of Chemical Common Stock reserved for issuance upon the exercise of outstanding options granted by Chemical to purchase shares of Chemical Common Stock, (v) 339,623 shares of Chemical Common Stock reserved for issuance upon the settlement of outstanding time-vesting restricted stock unit awards in respect of shares of Chemical Common Stock granted by Chemical under the Chemical Stock Plans, (vi) 236,242 shares of Chemical Common Stock reserved for issuance upon the settlement of outstanding performance-vesting restricted stock unit awards in respect of shares of Chemical Common Stock granted by Chemical under the Chemical Stock Plans (assuming achievement of any applicable performance goals at the target level) and an additional 118,121 shares of Chemical Common Stock assuming achievement of any applicable performance goals at the maximum level, (vii) 1,301,285 shares of Chemical Common Stock reserved for issuance pursuant to future grants under the Chemical Stock Plans and (viii) no other shares of capital stock or other voting securities of Chemical issued, reserved for issuance or outstanding. Since January 23, 2019 to the date hereof, Chemical has not issued or become obligated to issue any Chemical Common Stock or Chemical Preferred Stock other than pursuant to the exercise of Chemical Equity Awards previously granted. All of the issued and outstanding shares of Chemical Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Chemical may vote. Except as set forth in Section 4.2(a) of the Chemical Disclosure Schedule, no trust preferred or subordinated debt securities of Chemical are issued or outstanding. Other than as described in clauses (i) and (iv) through (viii) of this Section 4.2(a), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Chemical to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Chemical Common Stock or other equity interests of Chemical. No Subsidiary of Chemical owns any shares of capital stock of Chemical.
(b)    Chemical owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Chemical Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Chemical Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
(c)    Section 4.2(c) of the Chemical Disclosure Schedule sets forth a true, correct and complete list of all Chemical Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Chemical Equity Award, (iii) the grant date of each such Chemical Equity Award, (iv) the exercise price, if applicable, of each such Chemical Equity Award, (v) the expiration date of each such Chemical Equity Award and (vi) the vesting schedule, if applicable, of each such Chemical Equity Award.

4.3.    Authority; No Violation.
(a)    Chemical has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of Directors of Chemical. The Board of Directors of Chemical has determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Chemical and its shareholders, has declared it advisable and has directed that (i) this Agreement and the transactions contemplated hereby, and (ii) the amendment and restatement of the Chemical Articles (the “Chemical Articles Amendment”), each be submitted to Chemical’s shareholders for approval at a meeting of such shareholders and has adopted resolutions to the foregoing effect. Except for (i) the approval of this Agreement by the holders of a majority of the outstanding shares of Chemical Common Stock entitled to vote thereon and (ii) the approval of the Chemical Articles Amendment by the holders of a majority of the outstanding shares of Chemical Common Stock entitled to vote on the proposed amendment (collectively, the “Requisite Chemical Vote”), and the adoption and approval of the Bank Merger Agreement by Chemical as Chemical Bank’s sole shareholder, no other corporate proceedings on the part of Chemical are necessary to approve this Agreement or to consummate the transactions contemplated hereby (other than the submission to the shareholders of Chemical of an advisory (non-binding) vote on the compensation that may be paid or become payable to Chemical’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by Chemical and (assuming due authorization, execution and delivery by TCF) constitutes a valid and binding obligation of Chemical, enforceable against Chemical in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Chemical Common Stock and New Chemical Preferred Stock to be issued in the Merger have been duly authorized and, when issued (subject to the approval of the Chemical Articles Amendment by the holders of Chemical Common Stock and the filing thereof with the Michigan DLRA), will be validly issued, fully paid and nonassessable, and no current or past shareholder of Chemical will have any preemptive right or similar rights in respect thereof.
(b)    Neither the execution and delivery of this Agreement by Chemical, nor the consummation by Chemical of the transactions contemplated hereby, including the Merger and the Bank Merger, nor compliance by Chemical with any of the terms or provisions hereof, will (i) violate any provision of the Chemical Articles or the Chemical Bylaws (or the organizational documents of any Subsidiary of Chemical), or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Chemical or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Chemical or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Chemical or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations, which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Chemical.
4.4.    Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with Nasdaq and the New York Stock Exchange, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board in connection with the Merger and approval or waiver of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the TCF Disclosure Schedule or Section 4.4 of the Chemical Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration by the SEC of the effectiveness of the S-4, (f) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and the Michigan DLRA pursuant to the MBCA, and the filing of the Bank Merger Certificates, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Chemical Common Stock and New Chemical Preferred Stock (or depositary shares in respect thereof) pursuant to this Agreement and (h) the approval of the listing of such Chemical Common Stock and New Chemical Preferred Stock (or depositary shares in respect thereof) on Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Chemical of this Agreement or (ii) the consummation by Chemical of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Chemical has no knowledge of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.
4.5.    Reports.
(a)    Chemical and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2015 with any Regulatory Agency, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Chemical. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Chemical and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Chemical, investigation into the business or operations of Chemical or any of its Subsidiaries since January 1, 2015, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Chemical or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Chemical or any of its Subsidiaries since January 1, 2015, in each case of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Chemical.
(b)    An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Chemical since January 1, 2015 pursuant to the Securities Act or the Exchange Act (the “Chemical Reports”) has been made publicly available. No such Chemical Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2015, as of their respective dates, all Chemical Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Chemical has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Chemical Reports.

4.6.    Financial Statements.
(a)    The financial statements of Chemical and its Subsidiaries included (or incorporated by reference) in the Chemical Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Chemical and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Chemical and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Chemical and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned (or informed Chemical that it intends to resign) or been dismissed as independent public accountants of Chemical as a result of or in connection with any disagreements with Chemical on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Chemical, neither Chemical nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Chemical, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Chemical included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2017, or in connection with this Agreement and the transactions contemplated hereby.
(c)    The records, systems, controls, data and information of Chemical and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Chemical or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Chemical. Chemical (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Exchange Act) to ensure that material information relating to Chemical, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Chemical by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Chemical’s outside auditors and the audit committee of Chemical’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Chemical’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Chemical, any fraud, whether or not material, that involves management or other employees who have a significant role in Chemical’s internal controls over financial reporting. To the knowledge of Chemical, there is no reason to believe that Chemical’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)    Since January 1, 2015, (i) except as disclosed in the Chemical Reports filed with or furnished to the SEC by Chemical since January 1, 2015, neither Chemical nor any of its Subsidiaries, nor, to the knowledge of Chemical, any director, officer, auditor, accountant or representative of Chemical or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Chemical or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Chemical or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Chemical or any of its Subsidiaries, whether or not employed by Chemical or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Chemical or any of its officers, directors, employees or agents to the Board of Directors of Chemical or any committee thereof or to the knowledge of Chemical, to any director or officer of Chemical.

4.7.    Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc., neither Chemical nor any Chemical Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Chemical has disclosed to TCF as of the date hereof the aggregate fees provided for in connection with the engagement by Chemical of Keefe, Bruyette & Woods, Inc. related to the Merger and the other transactions contemplated hereby.
4.8.    Absence of Certain Changes or Events.
(a)    Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Chemical.
(b)    Except as set forth on Section 4.8(b) of the Chemical Disclosure Schedule and in connection with matters related to this Agreement, since December 31, 2017 through the date of this Agreement, Chemical and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.
4.9.    Legal Proceedings.
(a)    Neither Chemical nor any of its Subsidiaries is a party to any, and there are no pending or, to Chemical’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Chemical or any of its Subsidiaries or any of their current or former directors or executive officers that (i) if adversely determined, would, individually or in the aggregate, be reasonably likely to result in a material restriction on Chemical or any of its Subsidiaries’ businesses or (ii) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Chemical.
(b)    There is no injunction, order, judgment, decree or regulatory restriction imposed upon Chemical, any of its Subsidiaries or the assets of Chemical or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Chemical or any of its affiliates) that (i) would, individually or in the aggregate, be reasonably likely to result in a material restriction on Chemical or any of its Subsidiaries’ businesses or (ii) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Chemical.
4.10.    Taxes and Tax Returns.
(a)    Each of Chemical and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Neither Chemical nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Chemical and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Chemical and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Chemical nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth on Section 4.10(a) of the Chemical Disclosure Schedule, the federal income Tax Returns of Chemical and its Subsidiaries for all years to and including 2017 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Chemical nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened (in writing) or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Chemical and its Subsidiaries or the assets of Chemical and its Subsidiaries. Chemical has made available to TCF true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Chemical nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Chemical and its Subsidiaries). Neither Chemical nor any of its Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was Chemical) or (b) has any liability for the Taxes of any person (other than Chemical or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Chemical nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Chemical nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five (5) years has Chemical been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
4.11.    Employees and Employee Benefit Plans.
(a)    Section 4.11(a) of the Chemical Disclosure Schedule sets forth a true, correct and complete list of all material Chemical Benefit Plans. For purposes of this Agreement, “Chemical Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Chemical or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Chemical or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.
(b)    Chemical has heretofore made available to TCF true and complete copies of (i) each material Chemical Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description required under ERISA with respect to such Chemical Benefit Plan, (B)

the most recent annual report (Form 5500) filed with the IRS, (C) the most recently received IRS determination letter relating to such Chemical Benefit Plan, (D) the most recently prepared actuarial report for each Chemical Benefit Plan, and (E) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect to each Chemical Benefit Plan.
(c)    Each Chemical Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except for such noncompliance that has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Chemical.
(d)    Section 4.11(d) of the Chemical Disclosure Schedule identifies each Chemical Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Chemical Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Chemical Qualified Plan and the related trust, and, to the knowledge of Chemical, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Chemical Qualified Plan or the related trust.
(e)    No Chemical Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. During the immediately preceding six (6) years, no Controlled Group Liability has been incurred by Chemical or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Chemical, no condition exists that presents a material risk to Chemical or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected result in material liability to Chemical and its Subsidiaries, taken as a whole.
(f)    All contributions required to be made to any Chemical Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Chemical Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Chemical, except as, either individually or in the aggregate, would not reasonably be expected to result in any liability that would be material to Chemical and its Subsidiaries, taken as a whole.
(g)    Except as set forth on Section 4.11(g) of the Chemical Disclosure Schedule, neither Chemical nor any of its Subsidiaries sponsors any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their beneficiaries or dependents, except as required by Section 4980B of the Code.
(h)    None of Chemical, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.
(i)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of Chemical, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Chemical Benefit Plans, any fiduciaries thereof with respect to their duties to the Chemical Benefit Plans or the assets of any of the trusts under any of the Chemical Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any liability that would be material to Chemical and its Subsidiaries, taken as a whole.
(j)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, cause Chemical or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Chemical Benefit Plan, (ii) increase in the amount or value of, any payment, right or other benefit to any employee or director of Chemical or any of its Subsidiaries, or (iii) result in any limitation on the right of Chemical or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Chemical Benefit Plan or related trust. No amount paid or payable (whether in cash, in property, or in the form of benefits) by Chemical or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
(k)    Neither Chemical nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).
(l)    There are no pending or, to the knowledge of Chemical, threatened material labor grievances or material unfair labor practice claims or charges against Chemical or any of its Subsidiaries, or any strikes or other material labor disputes against Chemical or any of its Subsidiaries. Neither Chemical nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Chemical or any of its Subsidiaries and, to the knowledge of Chemical, there are no organizing efforts by any union or other group seeking to represent any employees of Chemical and its Subsidiaries.
4.12.    Compliance with Applicable Law.
(a)    Chemical and each of its Subsidiaries hold, and have held at all times since January 1, 2015, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Chemical, and, to the knowledge of Chemical, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Chemical and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Chemical or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and

Regulation B, the Fair Housing Act, the CRA, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Chemical Bank is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of “satisfactory” or better in its most recently completed CRA examination. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Chemical, none of Chemical, or its Subsidiaries, or to the knowledge of Chemical, any director, officer, employee, agent or other person acting on behalf of Chemical or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Chemical or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Chemical or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Chemical or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Chemical or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Chemical or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Chemical or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Chemical and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance in all material respects by Chemical and its Subsidiaries with the foregoing.
(b)    Chemical and its Subsidiaries are and since January 1, 2015 have been conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of Anti-Money Laundering Laws in jurisdictions where Chemical and its Subsidiaries conduct business. Chemical and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Chemical and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws in jurisdictions where Chemical and its Subsidiaries conduct business.
(c)    Chemical and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. None of Chemical, any of its Subsidiaries, or any director, officer or employee of Chemical or any of its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and all the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, in each case in all material respects.
4.13.    Certain Contracts.
(a)    Except as set forth in Section 4.13 of the Chemical Disclosure Schedule, as of the date hereof, neither Chemical nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a provision that limits (or purports to limit) in any material respect the ability of Chemical (or after the Merger, the ability of Chemical and its Subsidiaries) to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements), (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) which (other than extensions of credit, other customary banking products offered by Chemical or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business consistent with past practice) creates future payment obligations in excess of $500,000 annually and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less, (v) that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Chemical or its Subsidiaries, taken as a whole, (vi) which is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Regulatory Agency in connection with the acquisition of a depository institution, or similar agreement that has indemnification, earnout or other obligations that continue in effect after the date of this Agreement that are material to Chemical and its Subsidiaries, taken as a whole, or (vii) that provides for contractual indemnification to any director, officer or employee. Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a) (excluding any Chemical Benefit Plan), whether or not set forth in the Chemical Disclosure Schedule, is referred to herein as a “Chemical Contract,” and neither Chemical nor any of its Subsidiaries knows of, or to its knowledge has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Chemical.
(b)    In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Chemical, (i) each Chemical Contract is valid and binding on Chemical or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Chemical and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Chemical Contract, (iii) to Chemical’s knowledge each third-party counterparty to each Chemical Contract has in all material respects performed all obligations required to be performed by it to date under such Chemical Contract, and (iv) to Chemical’s knowledge, no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Chemical or any of its Subsidiaries under any such Chemical Contract.

4.14.    Agreements with Regulatory Agencies. Neither Chemical nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the written request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business and which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Chemical (each, whether or not set forth in the Chemical Disclosure Schedule, a “Chemical Regulatory Agreement”), nor has Chemical or any of its Subsidiaries been advised in writing, or to Chemical’s knowledge, orally, since January 1, 2015, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Chemical Regulatory Agreement.
4.15.    Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Chemical, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Chemical, any of its Subsidiaries or for the account of a customer of Chemical or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Chemical or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. Chemical and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Chemical’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
4.16.    Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Chemical, Chemical and its Subsidiaries are in compliance, and have complied since January 1, 2015, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to Chemical’s knowledge any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Chemical or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Chemical, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Chemical. To the knowledge of Chemical, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Chemical.

4.17.    Investment Securities .
(a)    Each of Chemical and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the financial statements included in the Chemical Reports or to the extent such securities are pledged in the ordinary course of business to secure obligations of Chemical or its Subsidiaries. Such securities are valued on the books of Chemical in accordance with GAAP in all material respects.
(b)    Chemical and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures that Chemical believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Chemical has made available to TCF the material terms of such policies, practices and procedures.
4.18.    Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Chemical, (a) Chemical or a Chemical Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Chemical Reports as being owned by Chemical or a Chemical Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Chemical Owned Properties”), free and clear of all Liens, except Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Chemical Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Chemical Owned Properties, the “Chemical Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Chemical’s knowledge, the lessor. There are no pending or, to the knowledge of Chemical, threatened condemnation proceedings against the Chemical Real Property.
4.19.    Intellectual Property. Except as set forth on Section 4.19 of the Chemical Disclosure Schedule, Chemical and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Chemical, (a) (i) the use of any Intellectual Property by Chemical and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Chemical or any Chemical Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Chemical that Chemical or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Chemical, infringing on or otherwise violating, any right of Chemical or any of its Subsidiaries with respect to any Intellectual Property owned by Chemical or its Subsidiaries, and (c) neither Chemical nor any Chemical Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by Chemical or any Chemical Subsidiary, and Chemical and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Chemical and its Subsidiaries.
4.20.    Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Chemical or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Chemical or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Chemical Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Chemical) on the other hand, which was required to be reported in any Chemical Report pursuant to Item 404 of Regulation S-K which has not been so reported on a timely basis.
4.21.    State Takeover Laws. The Board of Directors of Chemical has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any Takeover Statutes.
4.22.    Reorganization. Chemical has not taken any action and has no knowledge of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.23.    Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Chemical has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to Chemical. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.24.    Chemical Information. The information relating to Chemical and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Chemical and its Subsidiaries that is provided by Chemical or its representatives specifically for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to TCF or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to TCF or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
4.25.    Loan Portfolio.
(a)    The allowances for loan and lease losses as reflected in the Chemical Reports were in the reasonable opinion of Chemical’s management (i) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (ii)

consistent with GAAP and reasonable and sound banking practices and (iii) in conformance with recommendations and comments in reports of examination in all material respects.
(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Chemical, each Loan of Chemical and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Chemical and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, (iii) to the extent any Loan constitutes an operating lease, Chemical or its applicable Subsidiary, as the case may be, has legal and beneficial ownership of the assets under such operating lease, and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Chemical, each outstanding Loan of Chemical and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Chemical and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d)    There are no outstanding Loans made by Chemical or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Chemical or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(e)    Neither Chemical nor any of its Subsidiaries is (i) now nor has it ever been since January 1, 2015, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans, and (ii) has knowledge of any actual or threatened claim, proceeding or investigation with respect thereto by any person.
(f)    Section 4.25(f) of Chemical Disclosure Schedule sets forth a true, correct and complete list of (i) all Loans in which Chemical or any TCF Subsidiary is a creditor which, as of September 30, 2018, had an outstanding balance of $100,000 or more and under the terms of which the obligor has, as of September 30, 2018, over ninety (90) days delinquent in payment of principal or interest, (ii) all Loans of Chemical and Chemical Subsidiaries that, as of September 30, 2018, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Chemical or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (iii) each Loan classified by Chemical as a Troubled Debt Restructuring as defined by GAAP.

(g)    Except as set forth on Section 4.25(g) of the Chemical Disclosure Schedule, none of the agreements pursuant to which Chemical or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan (other than early termination defaults). Neither Chemical nor any Chemical Subsidiary (i) has been notified of any material repurchase obligation under any agreement of the type described in the preceding sentence since January 1, 2017, or (ii) has any knowledge of any facts or circumstances which would reasonably be expected to give rise to any such material repurchase obligation.
(h)    Chemical and each of its Subsidiaries, in each case to the extent it is a servicer of any transaction sponsored by Chemical or any Chemical Subsidiary under which Chemical or any Chemical Subsidiary has sold or pledged receivables in a securitization in which securities backed by, or other interests in, such receivables were sold and any of such securities or other interest remains outstanding (each, a “Chemical Securitization Transaction”), are in compliance in all material respects with all contracts or agreements to which each of them is bound under such Chemical Securitization Transaction (collectively, “Chemical Securitization Instruments”). Chemical and each of its Subsidiaries, in each case to the extent that it is the issuing entity in any Chemical Securitization Transaction, have performed in all material respects all of their respective obligations under the Chemical Securitization Instruments. Chemical and each of its Subsidiaries, in each case to the extent that it is the depositor in any Chemical Securitization Transaction (in such capacity, a “Chemical Securitization Depositor”), have performed in all material respects all of their respective obligations under the Chemical Securitization Instruments. Section 4.25(h) of the Chemical Disclosure Schedule contains a list of all outstanding Chemical Securitization Transactions.
(i)    Since January 1, 2015, Chemical and any Chemical Subsidiary that has acted as a Chemical Securitization Depositor has made or caused to be made all filings required to be made by it under the Exchange Act, or has otherwise corrected any errant filings or resolved any such filings with the SEC. There are no pending or, to the knowledge of Chemical, threatened, lawsuits, actions, proceedings or claims in which it is alleged that any private placement memorandum or other offering document (including any amendments or supplements thereto), as of the date on which it was issued in any Chemical Securitization Transaction, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No securities were issued or sold by Chemical or any of its Subsidiaries in violation of Section 5 of the Securities Act in any Chemical Securitization Transaction. Neither Chemical nor any Chemical Subsidiary, to the extent an issuing entity in any Chemical Securitization Transaction, is required to register as an investment company under the Investment Company Act.
(j)    Neither Chemical nor any of its Subsidiaries has acted in the capacity of guarantor or credit enhancer in any Chemical Securitization Transaction, nor has Chemical or any of its Subsidiaries provided any type of guaranty in any Chemical Securitization Transaction with respect to any payments of principal or interest in connection with any issued securities.

4.26.    Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Chemical, Chemical and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Chemical reasonably has determined to be prudent and consistent with industry practice, and Chemical and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Chemical and its Subsidiaries and the third party loss payees under general liability, auto liability, aviation and excess umbrella policies, Chemical or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
4.27.    Information Security. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Chemical, to the knowledge of Chemical, since January 1, 2015, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Chemical and its Subsidiaries.
4.28.    No Other Representations or Warranties.
(a)    Except for the representations and warranties made by Chemical in this Article IV, neither Chemical nor any other person makes any express or implied representation or warranty with respect to Chemical, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Chemical hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Chemical nor any other person makes or has made any representation or warranty to TCF or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Chemical, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Chemical in this Article IV, any oral or written information presented to TCF or any of its affiliates or representatives in the course of their due diligence investigation of Chemical, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)    Chemical acknowledges and agrees that neither TCF nor any other person on behalf of TCF has made or is making, and Chemical has not relied upon, any express or implied representation or warranty other than those contained in Article III.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1.    Conduct of TCF Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as expressly set forth in Section 5.1 or Section 5.2 of the TCF Disclosure Schedule), required by law or as consented to in writing by Chemical (such consent not to be unreasonably withheld, conditioned or delayed), TCF shall, and shall cause each of its Subsidiaries to, (a) conduct its businesses in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (b) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.2.    TCF Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of the TCF Disclosure Schedule or as expressly contemplated or permitted by this Agreement or as required by any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute or order enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity, including those promulgated by any Regulatory Agency (“Law”), TCF shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Chemical (such consent not to be unreasonably withheld, conditioned or delayed):
(a)    other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of TCF or any of its wholly-owned Subsidiaries to TCF or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposits, and entry into repurchase agreements, in each case on terms and in amounts consistent with past practice);
(b)
(i)    adjust, split, combine or reclassify any capital stock;
(ii)    make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends paid by TCF on the TCF Common Stock at a rate not in excess of $0.15 per share with record and payment dates in accordance with past practice, (B) quarterly cash dividends paid by TCF on the TCF

Preferred Stock in accordance with the terms thereof, (C) dividends paid by any of its Subsidiaries to it or any of its wholly-owned Subsidiaries or (D) the acceptance of shares of TCF Common Stock as payment for the exercise price or withholding Taxes incurred in connection with the vesting, exercise or settlement of TCF Equity Awards, in each case, in accordance with past practice and the terms of the applicable plan or award agreement);
(iii)    grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or
(iv)    issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the settlement of TCF Equity Awards in accordance with their terms;
(c)    sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets or any business which in any case is in excess of $500,000 based on a GAAP value to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness of any such person or any claims against any such person, in each case other than in the ordinary course of business consistent with past practice, or pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the TCF Disclosure Schedule;
(d)    except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than any of its wholly-owned Subsidiaries;
(e)    terminate, materially amend, or waive any material provision of, any TCF Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to TCF, or enter into any contract that would constitute a TCF Contract if it were in effect on the date of this Agreement;
(f)    except as required under applicable law or the terms of any TCF Benefit Plan, (i) enter into, adopt or terminate any TCF Benefit Plan, (ii) amend any TCF Benefit Plan other than amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to TCF of maintaining such TCF Benefit Plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, individual independent contractor or director, except for increases in annual base salary or wage rates (and corresponding increases in incentive opportunities) in the ordinary course of business consistent with past practice, which salary or wage increases (disregarding corresponding increases in incentive opportunities) do not exceed, in the aggregate for 2019, 5% of the aggregate expense of all employee annual base salaries and wage rates for 2018, (iv) enter into or amend any collective bargaining agreement or similar agreement, (v) take any action to accelerate any payment or benefit payable or to any current or former employee, officer, individual independent contractor or director, (vi) fund any rabbi trust or similar arrangement, (vii) hire or promote any employee or individual independent contractor whose title is senior vice president or higher, or (viii) terminate the employment or service of any employee or individual independent contractor whose title is senior vice president or higher, other than for cause;
(g)    settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $500,000 individually or $1,000,000 in the aggregate and that would not impose any material restriction on the business of Chemical and its Subsidiaries after the consummation of the Merger;
(h)    take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(i)    amend the TCF Certificate or TCF Bylaws or comparable governing documents of its Subsidiaries;
(j)    merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;
(k)    materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;
(l)    take any action that is intended or expected to result in any of the conditions to the Merger set forth in Section 7.1 or 7.2 not being satisfied, except as may be required by applicable law;
(m)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(n)    (i) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit or renewals thereof, except in the ordinary course of business consistent with past practice and (A) in the case of any new borrower or group of related borrowers, with an aggregate outstanding commitment to any such single borrower or group of related borrowers not in excess of $20,000,000 or (B) in the case of any existing borrower or group of related borrowers, with an aggregate outstanding commitment to any such single borrower or group of related borrowers not in excess of $50,000,000 (it being understood that, in the case of this clause (ii), borrowers who receive loans or extensions of credit or renewals thereof under an inventory finance program, manufacturers program or similar program shall not be deemed to be a “group of related borrowers”); provided, that Chemical shall be required to respond to any request for a consent to make such loan or extension of credit or renewals thereof in writing within three (3) business days after the loan package is delivered to Chemical;
(o)    make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;
(p)    other than as contemplated by the capital expenditure budget set forth in Section 5.2(p) of the TCF Disclosure Schedule, make, or commit to make, any capital expenditures in excess of $100,000 individually or $1,000,000 in the aggregate;
(q)    make application for the opening, relocating or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;
(r)    make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or
(s)    agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
5.3.    Conduct of Chemical Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as expressly set forth in Section 5.3 or Section 5.4 of the Chemical Disclosure Schedule), required by law or as consented to in writing by Chemical (such consent not to be unreasonably withheld, conditioned or delayed), Chemical shall, and shall cause each of its Subsidiaries to, (a) conduct its businesses in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (b) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.4.    Chemical Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.4 of the Chemical Disclosure Schedule or as expressly contemplated or permitted by this Agreement or as required by Law, Chemical shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of TCF (such consent not to be unreasonably withheld, conditioned or delayed):

(a)    other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Chemical or any of its wholly-owned Subsidiaries to Chemical or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposits, and entry into repurchase agreements, in each case on terms and in amounts consistent with past practice);
(b)
(i)    adjust, split, combine or reclassify any capital stock;
(ii)    make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends paid by Chemical on the Chemical Common Stock at a rate not in excess of $0.34 per share with record and payment dates in accordance with past practice, (B) dividends paid by any of its Subsidiaries to it or any of its wholly-owned Subsidiaries, (C) dividends in respect of the outstanding trust preferred securities of Chemical as of the date of this Agreement in accordance with the terms of such securities or (D) the acceptance of shares of Chemical Common Stock as payment for the exercise price or withholding Taxes incurred in connection with the vesting, exercise or settlement of Chemical Equity Awards, in each case, in accordance with past practice and the terms of the applicable plan or award agreement);
(iii)    grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or
(iv)    issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the settlement of Chemical Equity Awards in accordance with their terms;
(c)    sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets or any business which in any case is in excess of $500,000 based on a GAAP value to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness of any such person or any claims against any such person, in each case other than in the ordinary course of business consistent with past practice, or pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.4(c) of the Chemical Disclosure Schedule;

(d)    except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than any of its wholly-owned Subsidiaries;
(e)    terminate, materially amend, or waive any material provision of, any Chemical Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Chemical, or enter into any contract that would constitute a Chemical Contract if it were in effect on the date of this Agreement;
(f)    except as required under applicable law or the terms of any Chemical Benefit Plan, (i) enter into, adopt or terminate any Chemical Benefit Plan, (ii) amend any Chemical Benefit Plan other than amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to Chemical of maintaining such Chemical Benefit Plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, individual independent contractor or director, except for increases in annual base salary or wage rates (and corresponding increases in incentive opportunities) in the ordinary course of business consistent with past practice, which salary or wage increases (disregarding corresponding increases in incentive opportunities) do not exceed, in the aggregate for 2019, 5% of the aggregate expense of all employee annual base salaries and wage rates for 2018, (iv) enter into or amend any collective bargaining agreement or similar agreement, (v) take any action to accelerate any payment or benefit payable or to any current or former employee, officer, individual independent contractor or director, (vi) fund any rabbi trust or similar arrangement, (vii) hire or promote any employee or individual independent contractor whose title is senior vice president or higher, or (viii) terminate the employment or service of any employee or individual independent contractor whose title is senior vice president or higher, other than for cause;
(g)    settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $500,000 individually or $1,000,000 in the aggregate and that would not impose any material restriction on the business of Chemical and its Subsidiaries after the consummation of the Merger;
(h)    take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(i)    amend the Chemical Articles or Chemical Bylaws or comparable governing documents of its Subsidiaries;
(j)    merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;
(k)    materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(l)    take any action that is intended or expected to result in any of the conditions to the Merger set forth in Section 7.1 or 7.3 not being satisfied, except as may be required by applicable law;
(m)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(n)    (i) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit or renewals thereof, except in the ordinary course of business consistent with past practice and (A) in the case of any new borrower or group of related borrowers, with an aggregate outstanding commitment to any such single borrower or group of related borrowers not in excess of $20,000,000 or (B) in the case of any existing borrower or group of related borrowers, with an aggregate outstanding commitment to any such single borrower or group of related borrowers not in excess of $50,000,000 (it being understood that, in the case of this clause (ii), borrowers who receive loans or extensions of credit or renewals thereof under an inventory finance program, manufacturers program or similar program shall not be deemed to be a “group of related borrowers”); provided, that TCF shall be required to respond to any request for a consent to make such loan or extension of credit or renewals thereof in writing within three (3) business days after the loan package is delivered to TCF;
(o)    make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;
(p)    other than as contemplated by the capital expenditure budget set forth in Section 5.4(p) of the Chemical Disclosure Schedule, make, or commit to make, any capital expenditures in excess of $100,000 individually or $1,000,000 in the aggregate;
(q)    make application for the opening, relocating or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;
(r)    make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or
(s)    agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.4.

ARTICLE VI
ADDITIONAL AGREEMENTS
6.1.    Regulatory Matters.
(a)    Chemical and TCF shall promptly prepare and file with the SEC the Joint Proxy Statement and Chemical shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Chemical and TCF shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Chemical and TCF shall thereafter as promptly as practicable mail or deliver the Joint Proxy Statement to their respective shareholders and stockholders (as applicable). Chemical shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and TCF shall furnish all information concerning TCF and the holders of TCF Common Stock and TCF Preferred Stock as may be reasonably requested in connection with any such action.
(b)    The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file, or cause to be prepared and filed, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Regulatory Agencies and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than sixty (60) days after the date of this Agreement, Chemical and TCF shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any bank regulatory agency in order to obtain the Requisite Regulatory Approvals. Chemical and TCF shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. Chemical and TCF shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to TCF or Chemical, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each Party shall, to the extent reasonably practicable, consult with the other in advance of any meeting or conference with any Governmental Entity that such Party anticipates to be substantive in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity and applicable Law, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and provided that each Party shall promptly advise the other Party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and applicable Law.
(c)    In furtherance and not in limitation of the foregoing, each of Chemical and TCF shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Chemical or TCF (or permit either Party, without the prior written consent of the other Party) to take any action, or commit to take any action, or agree to any condition or restriction, that would reasonably be expected to have a material adverse effect on Chemical and its Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to TCF and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).
(d)    Chemical and TCF shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and stockholders (as applicable) and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Chemical, TCF or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)    To the extent permitted by applicable law, Chemical and TCF shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed. As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from (i) the Federal Reserve Board in connection with the Merger, (ii) the OCC in connection with the Bank Merger and (iii) any other approvals set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, except for any such authorizations, consents, orders or approvals the failure of which to be obtained would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Chemical.

6.2.    Access to Information.
(a)    Upon reasonable notice and subject to applicable laws, each of Chemical and TCF, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other Party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Chemical and TCF shall, and shall cause its respective Subsidiaries to, make available to the other Party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Chemical or TCF, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such Party may reasonably request. Neither Chemical nor TCF nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Chemical’s or TCF’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)    Each of Chemical and TCF shall hold all information furnished by or on behalf of the other Party or any of such Party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated May 24, 2018, between Chemical and TCF (the “Confidentiality Agreement”).
(c)    No investigation by either of the Parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.3.    Approvals of Chemical Shareholders and TCF Stockholders. Each of Chemical and TCF shall call, give notice of, convene and hold a meeting of its shareholders or stockholders (as applicable) (the “Chemical Meeting” and the “TCF Meeting,” respectively) as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Chemical Vote and the Requisite TCF Vote, respectively, required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders or stockholders (as applicable) to adopt or approve a merger agreement. The Board of Directors of each of Chemical and TCF shall use its reasonable best efforts to obtain from its respective shareholders or stockholders (as applicable) the Requisite Chemical Vote, in the case of Chemical, and the Requisite TCF Vote, in the case of TCF, including by communicating to its respective shareholders or stockholders (as applicable) its recommendation (and including such recommendation in the Joint Proxy Statement) that they approve or adopt (as applicable) this Agreement and the transactions contemplated hereby. However, subject to Sections 8.1 and 8.2, if the Board of Directors of TCF or Chemical, after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to violate its fiduciary duties under applicable law to continue to recommend adoption or approval of this Agreement, then in submitting this

Agreement, such Board of Directors may (but shall not be required to) submit this Agreement to its shareholders or stockholders (as applicable) without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to its shareholders or stockholders (as applicable) in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that neither Board of Directors may take any actions under this sentence unless (i) it gives the other Party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to a Chemical Acquisition Proposal or TCF Acquisition Proposal, as applicable, the latest material terms and conditions of, and the identity of the third party making, any such Chemical Acquisition Proposal or TCF Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the applicable Board of Directors takes into account any amendment or modification to this Agreement proposed by the other Party and after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be reasonably likely to violate its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Chemical Acquisition Proposal or TCF Acquisition Proposal, as applicable, will be deemed to be a new Chemical Acquisition Proposal or TCF Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. Chemical or TCF shall adjourn or postpone the Chemical Meeting or the TCF Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Chemical Common Stock or TCF Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Chemical or TCF, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Chemical Vote or the Requisite TCF Vote, and subject to the terms and conditions of this Agreement, Chemical or TCF, as applicable, shall continue to use reasonable best efforts to solicit proxies from its shareholders or stockholders (as applicable) in order to obtain the Requisite Chemical Vote or Requisite TCF Vote. Notwithstanding anything to the contrary herein, and subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, each of the Chemical Meeting and TCF Meeting shall be convened and this Agreement shall be submitted to the shareholders of Chemical at the Chemical Meeting and the stockholders of TCF at the TCF Meeting for the purpose of voting on the approval or adoption (as applicable) of such proposals and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either Chemical or TCF of such obligation. Chemical and TCF shall use their reasonable best efforts to cooperate to hold the TCF Meeting and the Chemical Meeting on the same day and at the same time as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting.
6.4.    Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Chemical and TCF shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other Party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by TCF or Chemical or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
6.5.    Stock Exchange Listing. Chemical shall use its reasonable best efforts to cause the shares of Chemical Common Stock and the shares of New Chemical Preferred Stock (or depositary shares in respect thereof) to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.
6.6.    Employee Benefit Plans.
(a)    Chemical shall, or shall cause its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to, provide each employee of TCF or Chemical or any of their respective Subsidiaries who continues employment with Chemical or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (collectively, the “Continuing Employees”) for the applicable period specified below (or such shorter period of time as such Continuing Employee is employed following the Effective Time), with the following compensation and benefits: (i) during the one-year period following the Effective Time, (A) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided by Chemical, TCF or any such Subsidiary, as applicable, to such Continuing Employee immediately prior to the Effective Time, and (B) annual or short-term cash incentive compensation target opportunities that, in each case, are no less favorable than the annual or short-term cash incentive compensation target opportunities provided to such Continuing Employee immediately prior to the Effective Time; provided, however, that with respect to Continuing Employees who are eligible to participate in the Surviving Corporation’s corporate annual incentive plan, the incentive compensation target opportunities for the first full fiscal year commencing following the Effective Time shall be based on the target opportunities and terms and conditions, including performance goals, developed by the Surviving Corporation with respect to such performance period, applied on a consistent basis with respect to similarly situated Continuing Employees who were employed by Chemical and TCF, respectively, as of immediately prior to the Effective Time, (ii) (A) during the period from the Effective Time through the end of the fiscal year in which the Effective Time occurs, other compensation (excluding long-term incentive opportunities) and employee benefits that are substantially similar in the aggregate to the other compensation and employee benefits provided to such Continuing Employee immediately prior to the Effective Time, and (B) following the end of the period set forth in the foregoing clause (A) (but not later than first anniversary of the Effective Time), other compensation (including long-term incentive opportunities for those Continuing Employees determined to be eligible for participation by the Surviving Corporation) and employee benefits that are substantially similar in the aggregate to the other compensation and employee benefits under the plans and programs developed by the Surviving Corporation, which, to the extent permitted by applicable law, among other things, shall (x) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities and (y)

not discriminate between the Continuing Employees who were covered by Chemical Benefit Plans, on the one hand, and those covered by TCF Benefit Plans on the other, as of immediately prior to the Effective Time, and (iii) during the one-year period following the Effective Time, severance benefits that are no less favorable than those provided under the applicable TCF Benefit Plan or Chemical Benefit Plan in which such Continuing Employee was eligible to receive severance benefits under immediately prior to the Effective Time.
(b)    With respect to any employee benefit plans of Chemical or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) in which any Continuing Employees are eligible to participate on or after the Effective Time, including any such plans that were originally Chemical Benefits Plans or TCF Benefit Plans (the “New Plans”), Chemical shall or shall cause its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to: (i) use reasonable best efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous applicable TCF Benefit Plan or Chemical Benefit Plan, (ii) use reasonable best efforts to provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a TCF Benefit Plan or Chemical Benefit Plan (to the same extent that such credit was given under the analogous applicable TCF Benefit Plan or Chemical Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with Chemical, TCF and their respective Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous applicable TCF Benefit Plan or Chemical Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for benefit accrual purposes under any employee benefit plan that is a defined benefit pension or post-retirement welfare plan or (C) for any purpose under a benefit plan that is frozen and/or applies to a grandfathered group of participants.
(c)    Nothing in this Agreement shall confer upon any employee, officer, director or consultant of TCF, Chemical or any of their respective Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, TCF, Chemical or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, TCF, Chemical or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of TCF, Chemical or any of their respective Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any TCF Benefit Plan, Chemical Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular TCF Benefit Plan, Chemical Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, without limitation, any current or former employee, officer, director or consultant of TCF, Chemical or any of their respective Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(d)    The Parties and following the Effective Time the Surviving Corporation acknowledge that a “change in control” (or similar phrase) within the meaning of each Chemical Benefit Plan and TCF Benefit Plan will occur at the Effective Time; provided that, for purposes of any such plans that provide for deferred compensation within the meaning of Section 409A of the Code, the foregoing shall not accelerate the time of payment to the Effective Time if payment due to the occurrence of the Effective Time is not otherwise provided by the terms of the applicable plan and would result in an impermissible payment for purposes of Section 409A of the Code. Effective as of the Effective Time, the Surviving Corporation hereby expressly assumes the TCF Benefit Plans and Chemical Benefit Plans and agrees to perform the obligations of TCF and Chemical or any of their respective Subsidiaries, as applicable, thereunder in accordance with the terms and conditions thereof.
6.7.    Indemnification; Directors’ and Officers’ Insurance.
(a)    From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of TCF and its Subsidiaries (in each case, when acting in such capacity) (each, a “TCF Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of TCF or any of its Subsidiaries or is or was serving at the request of TCF or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; and Chemical and the Surviving Corporation shall also advance expenses as incurred by such TCF Indemnified Party to the fullest extent permitted by applicable law; provided that the TCF Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such TCF Indemnified Party is not entitled to indemnification. The Surviving Corporation shall reasonably cooperate with the TCF Indemnified Party, and the TCF Indemnified Party shall reasonably cooperate with the Surviving Corporation in the defense of any such claim, action, suit, proceeding or investigation.
(b)    For a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by TCF (provided that Chemical may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of TCF or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by TCF for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Chemical may (and with the prior written consent of Chemical, TCF may use its reasonable best efforts to) obtain at or prior to the Effective Time one or more six-year “tail policies” providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. If Chemical or TCF purchases such a tail policy, the Surviving Corporation shall maintain such tail policy in full force and effect and continue to honor its obligations thereunder.
(c)    The obligations of the Surviving Corporation, Chemical and TCF under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any TCF Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected TCF Indemnified Party or affected person.
(d)    The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each TCF Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case to the extent the obligations set forth in this Section 6.7 are not otherwise transferred and assumed by such successors and assigns by operation of law or otherwise, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.
6.8.    Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the proper officers and directors of each Party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the Surviving Corporation.
6.9.    Advice of Changes. Each of Chemical and TCF (in such capacity, the “Notifying Party”) shall each promptly advise the other Party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition set forth in, if Chemical is the Notifying Party, Section 7.1 or 7.3, or if TCF is the Notifying Party, Section 7.1 or 7.2; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10.    TCF Acquisition Proposals.
(a)    TCF agrees that it will not, and will cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any TCF Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any TCF Acquisition Proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any TCF Acquisition Proposal, except to notify a person that has made or, to the knowledge of TCF, is making any inquiries with respect to, or is considering making, a TCF Acquisition Proposal of the existence of the provisions of this Section 6.10(a); provided that, prior to obtaining the Requisite TCF Vote, in the event TCF receives an unsolicited bona fide written TCF Acquisition Proposal after the date of this Agreement and its Board of Directors concludes in good faith (after receiving the advice of its outside counsel and with respect to financial matters, its financial advisors) that such TCF Acquisition Proposal constitutes or would be reasonably likely to result in a Superior Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would be reasonably likely to violate its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, TCF shall have provided such information to Chemical and entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), which confidentiality agreement shall not provide such third party with any exclusive right to negotiate with TCF. TCF will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Chemical with respect to any TCF Acquisition Proposal. TCF will promptly (within twenty-four (24) hours) advise Chemical following receipt of any TCF Acquisition Proposal or any inquiry which could reasonably be expected to lead to a TCF Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or TCF Acquisition Proposal), and will keep Chemical reasonably apprised (and in any event within twenty-four (24) hours) of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or TCF Acquisition Proposal. TCF shall (A) withdraw and terminate access that was granted to any person (other than the Parties to this Agreement and their respective affiliates and Representatives) to any “data room” (virtual or physical) that was established in connection with a TCF Acquisition Proposal prior to the date of this Agreement and (B) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. During the term of this Agreement, TCF shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement relating to a TCF Acquisition Proposal (other than an Acceptable Confidentiality Agreement). As used in this Agreement, “TCF Acquisition Proposal” shall mean other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of TCF and its Subsidiaries or 25% or more of any class of equity or voting securities of TCF or of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of TCF, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of TCF or of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of TCF, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving TCF or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of TCF. TCF shall use its reasonable best efforts, subject to applicable law, to, within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Chemical and its affiliates) pursuant to any such confidentiality, standstill or similar agreement. As used in this Agreement, “TCF Superior Proposal” shall mean a bona fide written TCF Acquisition Proposal that the Board of Directors of TCF concludes in good faith to be more favorable to its stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel) financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “TCF Superior Proposal,” the reference to “25%” in the definition of TCF Acquisition Proposal shall be deemed to be references to “a majority.”
(b)    Nothing contained in this Agreement shall prevent TCF or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to a TCF Acquisition Proposal or from making any legally required disclosure to TCF’s stockholders; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.
6.11.    Chemical Acquisition Proposals.
(a)    Chemical agrees that it will not, and will cause its Subsidiaries and use its reasonable best efforts to cause its and their Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Chemical Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Chemical Acquisition Proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Chemical Acquisition Proposal, except to notify a person that has made or, to the knowledge of Chemical, is making any inquiries with respect to, or is considering making, a Chemical Acquisition Proposal of the existence of the provisions of this Section 6.11(a); provided that, prior to obtaining the Requisite Chemical Vote, in the event Chemical receives an unsolicited bona fide written Chemical Acquisition Proposal after the date of this Agreement and its Board of Directors concludes in good faith (after receiving the advice of its outside counsel and with respect to financial matters, its financial advisors) that such Chemical Acquisition Proposal constitutes or would be reasonably likely to result in a Superior Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would be reasonably likely to violate its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Chemical shall have provided such information to TCF and entered into an Acceptable Confidentiality Agreement with such third party, which confidentiality agreement shall not provide such third party with any exclusive right to negotiate with Chemical. Chemical will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than TCF with respect to any Chemical Acquisition Proposal. Chemical will promptly (within twenty-four (24) hours) advise TCF following receipt of any Chemical Acquisition Proposal or any inquiry which could reasonably be expected to lead to a Chemical Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Chemical Acquisition Proposal), and will keep TCF reasonably apprised (and in any event within twenty-four (24) hours) of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Chemical Acquisition Proposal. Chemical shall (A) withdraw and terminate access that was granted to any person (other than the Parties to this Agreement and their respective affiliates and Representatives) to any “data room” (virtual or physical) that was established in connection with a Chemical Acquisition Proposal prior to the date of this Agreement and (B) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. During the term of this Agreement, Chemical shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement with respect to a Chemical Acquisition Proposal (other than an Acceptable Confidentiality Agreement). As used in this Agreement, “Chemical Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Chemical and its Subsidiaries or 25% or more of any class of equity or voting securities of Chemical or of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Chemical, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Chemical or of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Chemical, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Chemical or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Chemical. Chemical shall use its reasonable best efforts, subject to applicable law, to, within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than TCF and its affiliates) pursuant to any such confidentiality, standstill or similar agreement. As used in this Agreement, “Chemical Superior Proposal” shall mean a bona fide written Chemical Acquisition Proposal that the Board of Directors of Chemical concludes in good faith to be more favorable to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel) financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the reference to “25%” in the definition of Chemical Acquisition Proposal shall be deemed to be references to “a majority.”
(b)    Nothing contained in this Agreement shall prevent Chemical or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to a Chemical Acquisition Proposal or from making any legally required disclosure to Chemical’s shareholders; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.
6.12.    Public Announcements. TCF and Chemical shall each use their reasonable best efforts to develop a joint communications plan to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and except in respect of any announcement required by applicable law, or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.
6.13.     Restructuring Efforts. If either TCF or Chemical shall have failed to obtain the Requisite TCF Vote or the Requisite Chemical Vote at the duly convened TCF Meeting or Chemical Meeting, as applicable, or any adjournment or postponement thereof, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction contemplated by this Agreement (it being understood that neither Party shall have any obligation to alter or change any material terms, including the Exchange Ratio, the amount or kind of the consideration to be issued to holders of the capital stock of TCF as provided for in this Agreement, or any term that would adversely affect the tax treatment of the transactions contemplated hereby, in a manner adverse to such Party or its shareholders or stockholders (as applicable)) and/or resubmit this Agreement and/or the transactions contemplated hereby (or as restructured pursuant to this Section 6.13) to its respective shareholders or stockholders (as applicable) for approval or adoption (as applicable).
6.14.    Takeover Statutes. None of TCF, Chemical or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each Party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.15.    Exemption from Liability under Section 16(b). TCF and Chemical agree that, in order to most effectively compensate and retain those officers and directors of TCF subject to the reporting requirements of Section 16(a) of the Exchange Act (the “TCF Insiders”), both prior to and after the Effective Time, it is desirable that TCF Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of TCF Common Stock, TCF Preferred Stock and TCF Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.15. The Board of Directors of Chemical and of TCF, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such steps as may be required to cause (in the case of TCF) any dispositions of TCF Common Stock, TCF Preferred Stock or TCF Equity Awards by TCF Insiders, and (in the case of Chemical) any acquisitions of Chemical Common Stock or New Chemical Preferred Stock by any TCF Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.16.    Litigation and Claims. Each of Chemical and TCF shall, to the extent permitted under applicable law and regulation, promptly notify the other Party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Chemical or TCF, as applicable, threatened against Chemical, TCF or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Chemical, TCF, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Prior to the Effective Time, each Party shall give the other Party the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against such Party and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without the other Party’s prior written consent (such consent not to be unreasonably withheld).

6.17.    Assumption of TCF Debt. Chemical agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of Chemical, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of TCF’s obligations in respect of its outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

6.18.    Data Conversion. From and after the date hereof, the Parties shall use their commercially reasonable efforts to facilitate the integration of TCF with the business of Chemical following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information technology systems (the “Data Conversion”). The Parties agree to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion, with the goal of effecting the Data Conversion after the Effective Time and at such later time as mutually agreed upon by the Parties. The Parties agree to cooperate in preparing for the Data Conversion, including by providing reasonable access to data, information systems, and personnel having expertise with their and their respective Subsidiaries’ information and data systems; provided, however, that neither Party shall be required to terminate any third-party service provider arrangements prior to the Effective Time.
6.19.    Corporate Governance.
(a)    Prior to the Effective Time, Chemical shall take all actions necessary to adopt the by-laws set forth in Exhibit 3 effective as of and from and after the Effective Time and to effect the requirements referenced therein. The provisions of Article IX of such by-laws shall also be considered an agreement of the Parties in this Agreement mutatis mutandis.
(b)    On or prior to the Effective Time, (i) Chemical’s Board of Directors shall cause the number of directors that will comprise the full Board of Directors of the Surviving Corporation at the Effective Time to be 16, consisting of (A) the chief executive officer of TCF, the lead director of TCF and six other current independent directors of TCF designated by TCF, and (B) the chief executive officer, the chairman of Chemical and six other current independent directors of Chemical designated by Chemical and (ii) in addition to the directors then serving on the board of directors of TCF Bank, TCF (as the sole shareholder of TCF Bank) shall cause the persons indicated in Exhibit 4 to become and serve as directors of TCF Bank at the Effective Time.
(c)    On or prior to the Effective Time, the Chemical Board of Directors shall take such actions as are necessary to cause the persons indicated in Exhibit 5 to be elected or appointed to the offices of the Surviving Corporation specified in such Exhibit as of the Effective Time.
(d)    From and after the Effective Time, the name of the Surviving Corporation shall be “TCF Financial Corporation.”
(e)    The headquarters of the Surviving Corporation will be located in Detroit, Michigan, and following the Effective Time the main office of TCF Bank will be located in a location to be determined as set forth in Section 6.19(e) of the TCF Disclosure Schedule.

6.20.    Dividends. After the date of this Agreement, each of TCF and Chemical shall coordinate with the other the declaration of any dividends in respect of the TCF Common Stock and the Chemical Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of TCF Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of TCF Common Stock and any shares of Chemical Common Stock any such holder receives in exchange therefor in the Merger.
ARTICLE VII
CONDITIONS PRECEDENT
7.1.    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)    Shareholder/Stockholder Approvals. The Requisite Chemical Vote and the Requisite TCF Vote shall have been obtained.
(b)    Stock Exchange Listing. The shares of Chemical Common Stock and New Chemical Preferred Stock (or depositary shares in respect thereof) that shall be issuable pursuant to this Agreement shall have been authorized for listing on Nasdaq, subject to official notice of issuance.
(c)    Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(d)    S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2.    Conditions to Obligations of Chemical. The obligation of Chemical to effect the Merger is also subject to the satisfaction, or waiver by Chemical, at or prior to the Effective Time, of the following conditions:
(a)    Representations and Warranties. The representations and warranties of TCF set forth in Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of TCF set forth in Sections 3.1(a), 3.1(b) (other than the representations and warranties set forth in the last sentence of Section 3.1(b)), 3.2(b) and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of TCF set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on TCF set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on TCF. Chemical shall have received a certificate signed on behalf of TCF by the Chief Executive Officer and the Chief Financial Officer of TCF to the foregoing effect.
(b)    Performance of Obligations of TCF. TCF shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Chemical shall have received a certificate signed on behalf of TCF by the Chief Executive Officer and the Chief Financial Officer of TCF to such effect.
(c)    Federal Tax Opinion. Chemical shall have received a written opinion of Nelson Mullins Riley & Scarborough LLP, or other counsel reasonably satisfactory to Chemical, in form and substance reasonably satisfactory to Chemical, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Chemical and TCF, reasonably satisfactory in form and substance to such counsel.
7.3.    Conditions to Obligations of TCF. The obligation of TCF to effect the Merger is also subject to the satisfaction, or waiver by TCF, at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Chemical set forth in Sections 4.2(a) and 4.8(a) (in each case, after giving effect to the lead in to Article IV)

shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Chemical set forth in Sections 4.1(a), 4.1(b) (other than the representations and warranties set forth in the last sentence of Section 4.1(b)), 4.2(b) and 4.3(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Chemical set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on Chemical set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Chemical. TCF shall have received a certificate signed on behalf of Chemical by the Chief Executive Officer and the Chief Financial Officer of Chemical to the foregoing effect.
(b)    Performance of Obligations of Chemical. Chemical shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and TCF shall have received a certificate signed on behalf of Chemical by the Chief Executive Officer and the Chief Financial Officer of Chemical to such effect.
(c)    Federal Tax Opinion. TCF shall have received a written opinion of Simpson Thacher & Bartlett LLP, or other counsel reasonably satisfactory to TCF, in form and substance reasonably satisfactory to TCF, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Chemical and TCF, reasonably satisfactory in form and substance to such counsel.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1.    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval or adoption of this Agreement by the shareholders of Chemical or the stockholders of TCF (as applicable):
(a)    by mutual consent of Chemical and TCF in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board of Directors;

(b)    by either Chemical or TCF if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;
(c)    by either Chemical or TCF if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein; provided that if on the Termination Date, the condition set forth in Section 7.1(c) shall not have been satisfied but all other conditions to Closing shall have been satisfied or capable of being satisfied, then the Termination Date may be extended for a period of three months at the option of either TCF or Chemical by written notice to the other on or prior to the Termination Date;
(d)    by either Chemical or TCF (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of TCF, in the case of a termination by Chemical, or Chemical, in the case of a termination by TCF, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Chemical, or 7.3, in the case of a termination by TCF, and which is not cured within forty-five (45) days following written notice to TCF, in the case of a termination by Chemical, or Chemical, in the case of a termination by TCF, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e)    by TCF prior to such time as the Requisite Chemical Vote is obtained, if (i) the Board of Directors of Chemical shall have (A) failed to recommend in the Joint Proxy Statement that the shareholders of Chemical approve this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to TCF, or publicly disclosed that it has resolved to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting a Chemical Acquisition Proposal that has been publicly disclosed within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof or (B) recommended or endorsed a Chemical Acquisition Proposal or failed to issue a press release announcing its opposition to such Chemical Acquisition Proposal within ten (10) business days after a Chemical Acquisition Proposal is publicly announced or (ii)  Chemical or its Board of Directors has breached its obligations under Section 6.3 or 6.10 in any material respect; or
(f)    by Chemical prior to such time as the Requisite TCF Vote is obtained, if (i) the Board of Directors of TCF shall have (A) failed to recommend in the Joint Proxy Statement that the stockholders of TCF adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Chemical, or publicly disclosed that it has resolved to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting a TCF Acquisition Proposal that has been publicly disclosed within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof or (B) recommended or endorsed a TCF Acquisition Proposal or failed to issue a press release announcing its opposition to such TCF Acquisition Proposal within ten (10) business days after a TCF Acquisition Proposal is publicly announced, or (ii)  TCF or its Board of Directors has breached its obligations under Section 6.3 or 6.10 in any material respect.
8.2.    Effect of Termination.
(a)    In the event of termination of this Agreement by either Chemical or TCF as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Chemical, TCF, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that
(i)    Sections 6.2(b) and this Section 8.2 and Article IX (other than Section 9.12) shall survive any termination of this Agreement, and
(ii)    notwithstanding anything to the contrary contained in this Agreement, neither Chemical nor TCF shall be relieved or released from any liabilities or damages arising out of fraud or its Willful Breach of any provision of this Agreement occurring prior to termination (which, in the case of TCF, shall include the loss to the holders of TCF Capital Stock and TCF Equity Awards of the economic benefits of the Merger, it being understood that TCF shall be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its stockholders and the holders of TCF Equity Awards in its sole and absolute discretion, and any amounts received by TCF in connection therewith may be retained by TCF). “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing Party with actual knowledge that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.
(b)    (A)    In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide TCF Acquisition Proposal shall have been made known to senior management or the board of directors of TCF or has been made directly to its stockholders generally or any person shall have publicly announced (whether or not conditional) a TCF Acquisition Proposal (whether or not withdrawn) and (A) thereafter this Agreement is terminated by either Chemical or TCF pursuant to Section 8.1(c) without the Requisite TCF Vote having been obtained or (B) thereafter this Agreement is terminated by Chemical pursuant to Section 8.1(d) and (C) prior to the date that is twelve (12) months after the date of such termination, TCF enters into a definitive agreement or consummates a transaction with respect to a TCF Acquisition Proposal (whether or not the same TCF Acquisition Proposal as that referred to above), then TCF shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Chemical, by wire transfer of same day funds, a fee equal to $134,000,000 (the “Termination

Fee”); provided that for purposes of this Section 8.2(b), all references in the definition of TCF Acquisition Proposal to “25%” shall instead refer to “50%”.
(i)    In the event that this Agreement is terminated by Chemical pursuant to Section 8.1(f), then TCF shall pay Chemical, by wire transfer of same day funds, the Termination Fee on the date of termination.
(c)    (A)    In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Chemical Acquisition Proposal shall have been made known to senior management or the board of directors of Chemical or has been made directly to its shareholders generally or any person shall have publicly announced (whether or not conditional) a Chemical Acquisition Proposal (whether or not withdrawn) and (A) thereafter this Agreement is terminated by either Chemical or TCF pursuant to Section 8.1(c) without the Requisite Chemical Vote having been obtained or (B) thereafter this Agreement is terminated by TCF pursuant to Section 8.1(d) and (C) prior to the date that is twelve (12) months after the date of such termination, Chemical enters into a definitive agreement or consummates a transaction with respect to a Chemical Acquisition Proposal (whether or not the same Chemical Acquisition Proposal as that referred to above), then Chemical shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay TCF, by wire transfer of same day funds, the Termination Fee; provided that for purposes of this Section 8.2(c), all references in the definition of Chemical Acquisition Proposal to “25%” shall instead refer to “50%”.
(i)    In the event that this Agreement is terminated by TCF pursuant to Section 8.1(e), then Chemical shall pay TCF, by wire transfer of same day funds, the Termination Fee on the date of termination.
(d)    Notwithstanding anything to the contrary herein, but without limiting the right of either Party to recover liabilities or damages arising out of the other Party’s fraud or Willful Breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 8.1 under circumstances where the Termination Fee is payable and paid in full, the maximum aggregate amount of monetary fees, liabilities or damages payable by a single Party under this Section 8.2 shall be equal to the Termination Fee, and neither TCF nor Chemical shall be required to pay the Termination Fee on more than one occasion.
(e)    Each of Chemical and TCF acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement; accordingly, if Chemical or TCF fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other Party commences a suit which results in a judgment against the non-paying Party for the Termination Fee, such non-paying Party shall pay the costs and expenses of the other Party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Chemical or TCF, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such Party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by Chemical and TCF, as applicable, pursuant to Section 8.2(b) or Section 8.2(c), as applicable, constitute liquidated damages and not a penalty, and, except in the case of fraud or Willful Breach of this Agreement, shall be the sole monetary remedy of TCF and Chemical, as applicable, in the event of a termination of this Agreement specified in such section under circumstances where the Termination Fee is payable and is paid in full.
ARTICLE IX
GENERAL PROVISIONS
9.1.    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
9.2.    Amendment. Subject to compliance with applicable law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Chemical and the stockholders of TCF; provided that after adoption or approval, as applicable, of this Agreement by the stockholders of TCF or by the shareholders of Chemical, as applicable, there may not be, without further approval or adoption (as applicable) of such stockholders or shareholders (as applicable), any amendment of this Agreement that requires further adoption or approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.
9.3.    Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided that after the adoption or approval, as applicable, of this Agreement by the stockholders of TCF or by the shareholders of Chemical, as applicable, there may not be, without further approval or adoption (as applicable) of such shareholders or stockholders (as applicable), any extension or waiver of this Agreement or any portion thereof that requires further adoption or approval under applicable law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4.    Expenses. Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense; provided that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Chemical and TCF.
9.5.    Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by one Party to the other Party shall be in writing and (a) served by personal delivery upon the Party for whom it is intended, (b) sent by an internationally recognized overnight courier service upon the Party for whom it is intended or (c) sent by email, provided that the transmission of the email is promptly confirmed:
(a)    if to Chemical, to:
Chemical Financial Corporation
2301 W Big Beaver Road, Suite 525
Troy, MI 48084
Attention:    David Provost, President and Chief Executive Officer
Email:    David.Provost@chemicalbank.com
With a copy to:
Chemical Financial Corporation
235 E. Main Street
Midland, MI 48640
Attention:    William C. Collins, EVP, General Counsel/Secretary
Email:    William.Collins@chemicalbank.com
With a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, Suite 900
104 South Main Street, Greenville, SC 29601
Attention:    John M. Jennings, Esq.
    Aileen L. Nagy, Esq.
Email:    john.jennings@nelsonmullins.com
    allie.nagy@nelsonmullins.com
and
(b)    if to TCF, to:
TCF Financial Corporation
200 Lake Street East, Mail Code EX0-03-A
Wayzata, MN 55391-1693
Attention:    Joseph T. Green, General Counsel
Email:    jgreen@tcfbank.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue New York, NY 10017
Attention:    Lee Meyerson, Esq.
    Sebastian Tiller, Esq.
Email:    lmeyerson@stblaw.com
    stiller@stblaw.com
9.6.    Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of TCF means the actual knowledge after due inquiry of any of the officers of TCF listed on Section 9.6 of the TCF Disclosure Schedule, and the “knowledge” of Chemical means the actual knowledge after due inquiry of any of the officers of Chemical listed on Section 9.6 of the Chemical Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (ii) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iv) “made available” means any document or other information that was provided by one Party or its representatives to the other Party and its representatives prior to the date hereof, included in the virtual data room of a Party prior to the date hereof or filed by a Party with the SEC and publicly available on EDGAR prior to the date hereof and (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The TCF Disclosure Schedule and the Chemical Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section.

9.7.    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
9.8.    Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.
9.9.    Governing Law; Jurisdiction.
(a)    Except to the extent mandatory provisions of federal law apply or the provisions of the MBCA are applicable to the Merger or to the fiduciary duties of Chemical’s Board of Directors, this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.
(b)    Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery determines that it lacks subject matter jurisdiction, any federal court sitting in the State of Delaware and, if both the Court of Chancery and the federal courts sitting in the State of Delaware determine that they lack subject matter jurisdiction, any state court located in the State of Delaware) (and any courts from which appeals may be taken) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
9.10.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO

THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11.    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each TCF Indemnified Party and his or her heir and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation between the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.12.    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13.    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14.    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, TCF and Chemical have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
TCF Financial Corporation

By: /s/ Craig R. Dahl
Name: Craig R. Dahl
Title: Chief Executive Officer, Chairman
Chemical Financial Corporation

By: /s/ David T. Provost
Name: David T. Provost
Title: Chief Executive Officer and President

Exhibit 1

FORM

OF

CERTIFICATE OF DESIGNATIONS
OF
5.70% SERIES C NON-CUMULATIVE PERPETUAL PREFERRED STOCK
OF
TCF FINANCIAL CORPORATION

Section 1.    Designation. The designation of the series of preferred stock shall be 5.70% Series C Non‑Cumulative Perpetual Preferred Stock (hereinafter referred to as the “Series C Preferred Stock”). Each share of Series C Preferred Stock shall be identical in all respects to every other share of Series C Preferred Stock. Series C Preferred Stock will rank equally with Parity Stock, if any, and will rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.    Number of Shares. The number of authorized shares of Series C Preferred Stock shall be 8,050. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series C Preferred Stock then outstanding) by further resolution duly adopted by the board of directors of the Corporation or any duly authorized committee of the board of directors of the Corporation and by the filing of a certificate pursuant to the provisions of the Michigan Business Corporation Act stating that such increase or reduction, as the case may be, has been so authorized. All additional shares of Series C Preferred Stock shall be deemed to form a single series with the Series C Preferred Stock, provided that any such additional shares of Series C Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the U.S. Internal Revenue Code of 1986, as amended, and such additional shares of Series C Preferred Stock are otherwise treated as fungible with the Series C Preferred Stock authorized under this Section 2 for U.S. federal income tax purposes. The Corporation shall have the authority to issue fractional shares of Series C Preferred Stock.

Section 3.    Definitions. As used herein with respect to Series C Preferred Stock:

(a)    “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(b)    “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.

(c)    “Common Stock” means the common stock, par value $1.00 per share, of the Corporation.

(d)    “Continuing Director” means (a) if an “interested shareholder” (as defined in Section 778 of the Michigan Business Corporation Act, as the same shall be in effect from time to time) exists, any member of the board of directors of the Corporation who is not an interested shareholder or an “affiliate” or an “associate” (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, as the same shall be in effect from time to time) of an interested shareholder and who was a member of the board of directors immediately prior to the time that an interested shareholder became an interested shareholder, and any successor to a Continuing Director who is not an interested shareholder or an affiliate or associate of an interested shareholder and is recommended to succeed a Continuing Director by a majority of the Continuing Directors who are then members of the board of directors; and (b) if an interested shareholder does not exist, any member of the board of directors.

(e)    “Corporation” means TCF Financial Corporation, a Michigan corporation.

(f)    “Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

(g)    “Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

(h)    “Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

(i)    “DTC” means The Depository Trust Company, together with its successors and assigns.

(j)    “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which Series C Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(k)    “Parity Stock” means any other class or series of stock of the Corporation that ranks on a parity with Series C Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(l)    “Preferred Director” shall have the meaning set forth in Section 7(c)(i) hereof.

(m)    “Redemption Price” shall have the meaning set forth in Section 6(a) hereof.

(n)    “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective on or after September 7,

2017, (ii) any proposed change in those laws or regulations that is announced or becomes effective on or after September 7, 2017, or (iii) any official administrative decision or judicial decision, or administrative action, or other official pronouncement interpreting or applying those laws or regulations that is announced on or after September 7, 2017, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of all shares of Series C Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of Series C Preferred Stock is outstanding.

(o)    “Series C Preferred Stock” shall have the meaning set forth in Section 1 hereof.

(p)    “Closing Date” means [•].

Section 4.     Dividends.

(a)    Rate. Holders of Series C Preferred Stock shall be entitled to receive, if, as and when declared by the board of directors of the Corporation or any duly authorized committee of the board of directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25,000 per share of Series C Preferred Stock, and no more, payable quarterly in arrears on each March 1, June 1, September 1 and December 1; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”), commencing with the first such Dividend Payment Date to occur after the Closing Date. The period from and including the date of issuance of the Series C Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series C Preferred Stock will accrue on the liquidation preference amount of $25,000 per share at a rate per annum equal to 5.70%. The record date for payment of dividends on the Series C Preferred Stock shall be the 15th day of the calendar month immediately preceding the month during which the Dividend Payment Date falls. The amount of dividends payable shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding any other provision hereof, dividends on the Series C Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

(b)    Non-Cumulative Dividends. Dividends on shares of Series C Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series C Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the holders of Series C Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series C Preferred

Stock, any Parity Stock, any Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c)    Priority of Dividends. So long as any share of Series C Preferred Stock remains outstanding, unless full dividends on all outstanding shares of Series C Preferred Stock for the then-current Dividend Period have been declared and paid in full or declared and a sum sufficient for the payment thereof has been set aside, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, during such dividend period. When dividends are not paid in full upon the shares of Series C Preferred Stock and any Parity Stock, all dividends declared upon shares of Series C Preferred Stock and any Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then‑current Dividend Period per share on Series C Preferred Stock, and accrued dividends, including any accumulation, on any Parity Stock, bear to each other. No interest will be payable in respect of any dividend payment on shares of Series C Preferred Stock that may be in arrears. If the board of directors of the Corporation or any duly authorized committee of the board of directors of the Corporation determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide, or cause to be provided, written notice to the holders of the Series C Preferred Stock prior to such date. Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise) as may be determined by the board of directors of the Corporation or any duly authorized committee of the board of directors of the Corporation may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series C Preferred Stock shall not be entitled to participate in any such dividend.

Section 5.    Liquidation Rights.

(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series C Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of any holders of any class or series of securities ranking senior to or on parity with Series C Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any authorized, declared and unpaid dividends, without accumulation of any undeclared dividends, to the date of liquidation. Holders of Series C Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b)    Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any authorized, declared and unpaid dividends to all holders of Series C Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series C Preferred Stock and to the holders of all Parity Stock shall be paid pro rata in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

(c)    Residual Distributions. If the liquidation preference plus any authorized, declared and unpaid dividends has been paid in full to all holders of Series C Preferred Stock, the holders of shares of Series C Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

(d)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6.    Redemption.

(a)    Optional Redemption. The Corporation, at the option of its board of directors or any duly authorized committee of the board of directors of the Corporation, may redeem in whole or in part the shares of Series C Preferred Stock at the time outstanding, at any time on December 1, 2022 or any Dividend Payment Date thereafter, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series C Preferred Stock shall be $25,000 per share, plus any declared and unpaid dividends for prior Dividend Periods, without accumulation of undeclared dividends (the “Redemption Price”). Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation may, at its option, subject to the approval of the Appropriate Federal Banking Agency, provide notice of its intent to redeem as provided in Section 6(b) below, and subsequently redeem, all (but not less than all) of the shares of Series C Preferred Stock at the time outstanding, at the Redemption Price applicable on such date of redemption.

(b)    Notice of Redemption. Notice of every redemption of shares of Series C Preferred Stock shall be either (i) mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation or (ii) transmitted by such other method approved by the Depositary Trust Company, in its reasonable discretion, to the holders of record of such shares to be redeemed. Such mailing or transmittal shall be at least 30 days and not more than 60 days before the date fixed for redemption. Notwithstanding the foregoing, if the Series C Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC. Any notice mailed or transmitted as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail or other transmission, or any defect in such notice or in the mailing or transmittal thereof, to any holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series C Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

(c)    Partial Redemption. In case of any redemption of only part of the shares of Series C Preferred Stock at the time outstanding, the shares of Series C Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series C Preferred Stock in proportion to the number of shares of Series C Preferred Stock held by such holders or in such other manner consistent with the rules and policies of the NASDAQ as the board of directors of the Corporation or any duly authorized committee of the board of directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 6, the board of directors of the Corporation or any duly authorized committee of the board of directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series C Preferred Stock shall be redeemed from time to time.

(d)    Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the board of directors of the Corporation or any duly authorized committee of the board of directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated

above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7.    Voting Rights. The holders of Series C Preferred Stock will have no voting rights and will not be entitled to elect any directors, except as expressly provided by law and except that:

(a)    Supermajority Voting Rights-Amendments. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of the Series C Preferred Stock at the time outstanding, voting separately as a class, shall be required to authorize any amendment of the Articles of Incorporation or of any certificate amendatory thereof or supplemental thereto (including any certificate of designations or any similar document relating to any series of preferred stock) which will materially and adversely affect the powers, preferences, privileges or rights of the Series C Preferred Stock, taken as a whole; provided, however, that the following will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series C Preferred Stock: (i) any increase in the amount of the authorized or issued Series C Preferred Stock, (ii) any increase in the amount of authorized preferred stock of the Corporation, or (iii) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(b)    Supermajority Voting Rights-Priority. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of the Series C Preferred Stock and all other Parity Stock, at the time outstanding, voting as a single class without regard to series, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any additional class or series of stock ranking prior to the shares of the Series C Preferred Stock and all other Parity Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(c)    Special Voting Right.

(i)    Voting Right. If and whenever dividends on the Series C Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(c) have been conferred and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least six quarterly Dividend Periods (whether consecutive or not), the number of directors constituting the board of directors of the Corporation shall be increased by two, and the holders of the Series C Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of Common Stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the board of directors of the Corporation shall at no time include more than two such directors. Each such director elected by the holders of shares of Series C Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends is a “Preferred Director.”

(ii)    Election. The election of the Preferred Directors will take place at any annual meeting of shareholders or any special meeting of the holders of Series C Preferred Stock and any other class or series of the Corporation’s stock that ranks on parity with Series C Preferred Stock as to payment of dividends and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(c)(i) above, a majority of the Continuing Directors may, and within 20 days after the written request of any holder of Series C Preferred Stock (addressed to the Continuing Directors at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders), call a special meeting of the holders of Series C Preferred Stock, and any other class or series of preferred stock that ranks on parity with Series C Preferred Stock as to payment of dividends and for which dividends have not been paid, for the election of the two directors to be elected by them as provided in Section 7(c)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii)    Notice for Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Corporation’s bylaws for a special meeting of the shareholders. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s shareholders unless they have been previously terminated or removed pursuant to Section 7(c)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of the outstanding shares of Series C Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the shareholders.

(iv)    Termination; Removal. Whenever full dividends have been paid regularly on the Series C Preferred Stock and any other class or series of preferred stock that ranks on parity with Series C Preferred Stock as to payment of dividends, if any, for at least four consecutive Dividend Periods, then the right of the holders of Series C Preferred Stock to elect such additional two directors will cease (subject to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods) and the term of office of each Preferred Director so elected will immediately terminate and the number of directors constituting the Corporation’s board of directors will be automatically reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series C Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(c).

(d)    Changes after Provision for Redemption. No vote or consent of the holders of Series C Preferred Stock shall be required pursuant to Section 7(a), (b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such section, all outstanding Series C Preferred Stock shall have been redeemed, or notice of redemption has been given and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

Section 8.    Conversion. The holders of Series C Preferred Stock shall not have any rights to convert such Series C Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9.    Rank. Notwithstanding anything set forth in the Articles of Incorporation or this Certificate of Designations to the contrary, the board of directors of the Corporation or any duly authorized committee of the board of directors of the Corporation, without the vote of the holders of the Series C Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Section 7, any class of securities ranking senior to the Series C Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 10.    Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series C Preferred Stock from time to time to such extent, in such manner, and upon such terms as the board of directors of the Corporation or any duly authorized committee of the board of directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11.    Unissued or Reacquired Shares. Shares of Series C Preferred Stock not issued or which have been issued, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12.    No Sinking Fund. Shares of Series C Preferred Stock are not subject to the operation of a sinking fund.

Exhibit 2

FORM

OF

AMENDMENT
TO
RESTATED ARTICLES OF INCORPORATION
OF
CHEMICAL FINANCIAL CORPORATION

1.	Article I of Chemical Financial Corporation’s Restated Articles of Incorporation, as amended, is deleted in its entirety and replaced with the following:

ARTICLE I

The name of the Corporation is “TCF Financial Corporation.”

2.	Article III of Chemical Financial Corporation’s Restated Articles of Incorporation, as amended, is deleted in its entirety and replaced with the following:

ARTICLE III

The total authorized capital stock of the Corporation is 222,000,000 shares of stock divided into two classes, as follows:

A.    220,000,000 shares of common stock, par value $1.00 per share; and

B.    2,000,000 shares of preferred stock, no par value.

The following provisions apply to the authorized capital stock of the corporation:

1.    Provisions Applicable to Common Stock.

(a)No Preference. None of the shares of common stock are entitled to any preferences, and each share of common stock is equal to every other share of common stock in every respect.

(b)Dividends. After payment or declaration of full dividends on all shares having a priority over the common stock as to dividends, and after making all required sinking or retirement fund payments, if any, on all classes of preferred stock and on any other stock of the corporation ranking with priority as to dividends or assets over the common stock, dividends on the shares of common stock may be declared and paid, but only when and as determined by the board of directors.

(c)Rights on Liquidation.  On any liquidation, dissolution or winding up of the affairs of the corporation, after payment or setting aside of the full preferential amounts to which holders of all shares having priority over the common stock are entitled, the holders of the common stock will be entitled to receive pro rata all the remaining assets of the corporation available for distribution to shareholders. The board of directors may distribute in kind to the holders of common stock the remaining assets of the corporation or may sell, transfer or otherwise dispose of all or any part of the remaining assets to any person and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of common stock. The merger or consolidation of the corporation into or with any other corporation, or the merger or consolidation of any other corporation into it, or any purchase or redemption of shares of stock of the corporation of any class, will not be deemed to be a dissolution, liquidation or winding up of the corporation for the purposes of this paragraph.

(d)Voting.  At all meetings of shareholders of the corporation, the holders of the common stock are entitled to one vote for each share of common stock held by them respectively.

2.    Provisions Applicable To Preferred Stock.

(a)Provisions to be Fixed by the Board of Directors. The board of directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, each having the designations and relative voting, distribution, dividend, liquidation, and other rights, preferences, and limitations, consistent with the Michigan Business Corporation Act, as amended, as are stated in the resolution or resolutions providing for the issuance of shares of preferred stock adopted by the board of directors, and as are not stated in these Restated Articles of Incorporation, or any amendments thereto, including (without limiting the generality of the foregoing) the following:

(1)    The distinctive designation and number of shares comprising the series, which number may (except where otherwise provided by the board of directors in creating the series) be increased or decreased (but not below the number of shares then issued and outstanding) from time to time by action of the board of directors.

(2)    The stated value of the shares of the series.

(3)    The dividend rate or rates on the shares of the series and the relation which dividends will bear to the dividends payable on any other class of capital stock or on any other series of preferred stock, the terms and conditions upon which and the periods in respect of which dividends will be payable, whether and upon what conditions dividends will be cumulative and, if cumulative, the date or dates from which dividends will accumulate.

(4)    Whether the shares of the series are redeemable and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporation, and whether redeemable at the option of the holder or the corporation or upon the happening of a specified event, the limitations and restrictions with respect to the redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares are redeemable, including the manner of selecting shares of the series for redemption if less than all shares are to be redeemed.

(5)    The rights to which the holders of shares of the series are entitled, and the preferences, if any, over any other series (or of any other series over the series), upon the voluntary or involuntary liquidation, dissolution, distribution or winding up of the corporation, which rights may vary depending on whether the liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates.

(6)    Whether the shares of the series are subject to the operation of a purchase, retirement or sinking fund and, if so, whether and upon what conditions the fund will be cumulative or noncumulative, the extent to which and the manner in which the fund will be applied to the purchase or redemption of the shares of the series for retirement or to other corporation purposes and the terms and provisions relative to the operation thereof.

(7)    Whether the shares of the series are convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock of the corporation or any other corporation, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange.

(8)    The voting powers, if any, of the shares of the series, and whether and under what conditions the shares of the series (alone or together with the shares of one or more of other series having similar provisions) are entitled to vote separately as a single class, for the election of one or more additional directors of the corporation or upon other matters.

(9)    Whether the issuance of any additional shares of the series, or of any shares of any other series, is subject to restrictions as to issuance, or as to the powers, preferences or rights of any other series.

(10)    Any other preferences, privileges and powers and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the series, as the board of directors determines and as are not inconsistent with the provisions of these Restated Articles of Incorporation.

(b)Provisions Applicable to All Preferred Stock.

(1)    Subject to the designations, relative rights, preferences, and limitations applicable to separate series, each share shall be equal to every other share of the same class.

(2)    Shares of preferred stock redeemed, converted, exchanged, purchased, retired or surrendered to the corporation, or which have been issued and reacquired in any manner, may, upon compliance with any applicable provisions of the Michigan Business Corporation Act, as amended, be given the status of authorized and unissued shares of preferred stock and may be reissued by the board of directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as a part of any other series, all subject to the protective conditions or restrictions of any outstanding series of preferred stock.

(3)    Any of the voting, distribution, liquidation, or other rights, preferences, or limitations of a series may be made dependent upon facts or circumstances ascertainable outside of the Restated Articles of Incorporation or the resolution or resolutions providing for the issuance of shares of preferred stock adopted by the board of directors, if the manner in which the facts or events operate on the rights, preferences, or limitations is set forth in the Restated Articles of Incorporation or board resolution or resolutions.

(c)Series C Non‑Cumulative Perpetual Preferred Stock. Pursuant to the authority conferred by this Article III, the board of directors has designated Series C Non-Cumulative Preferred Stock, consisting of such number of shares, with such voting rights and with such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof as are stated and expressed in Exhibit 1 hereto, which is incorporated herein by reference.

Exhibit 3

FORM

OF

BYLAWS

OF

TCF FINANCIAL CORPORATION
(as amended through [•], 2019)

ARTICLE I
OFFICES

1.01    PRINCIPAL OFFICE. The principal office of the corporation shall be at such place within the State of Michigan as the Board of Directors shall determine from time to time.

1.02    OTHER OFFICES. The corporation may also have offices at such other places as the Board of Directors from time to time determines or the business of the corporation requires.

ARTICLE II
SEAL

2.01    SEAL. The corporation shall have a seal in such form as the Board of Directors may from time to time determine. The seal may be used by causing it or a facsimile to be impressed, affixed, reproduced or otherwise.

ARTICLE III
CAPITAL STOCK

3.01    ISSUANCE OF SHARES. The shares of capital stock of the corporation shall be issued in such amounts, at such times, for such consideration and on such terms and conditions as the Board shall deem advisable, subject to the provisions of the Articles of Incorporation of the corporation and the further provisions of these Bylaws, and subject also to any requirements or restrictions imposed by the laws of the State of Michigan.

3.02    CERTIFICATES FOR SHARES. The shares of the corporation may be represented by certificates signed by the Chair of the Board, President or a Vice President and by the Treasurer, Assistant Treasurer, Secretary or Assistant Secretary of the corporation, and may be sealed with the seal of the corporation or a facsimile thereof. The signatures of the officers may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the corporation itself or its employee. In case an officer who has signed or whose facsimile signature has been placed upon a certificate ceases to be such officer before the certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the date of issuance. A certificate representing shares shall state upon its face that the corporation is formed under the laws of the State of Michigan; the name of the person to whom it is issued; the number and class of shares, and the designation of the series, if any, which the certificate represents;

the par value of each share represented by the certificate, or a statement that the shares are without par value; and such other provisions as may be required by the laws of the State of Michigan. The Board of Directors may authorize the issuance of some or all of the shares of any class or series of stock of the corporation without certificates.

3.03    TRANSFER OF SHARES. The shares of the capital stock of the corporation are transferable only on the books of the corporation and, if such shares are certificated, upon surrender of the certificate therefor, properly endorsed for transfer, and the presentation of such evidences of ownership and validity of the assignment as the corporation may require.

3.04    REGISTERED SHAREHOLDERS. The corporation shall be entitled to treat the person in whose name any share of stock is registered as the owner thereof for purposes of dividends and other distributions in the course of business, or in the course of recapitalization, consolidation, merger, reorganization, sale of assets, liquidation or otherwise and for the purpose of votes, approvals and consents by shareholders, and for the purpose of notices to shareholders, and for all other purposes whatever, and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not the corporation shall have notice thereof, save as expressly required by the laws of the State of Michigan.

3.05    LOST OR DESTROYED CERTIFICATES. Upon the presentation to the corporation of a proper affidavit attesting the loss, destruction or mutilation of any certificate or certificates for shares of stock of the corporation, the Board of Directors shall direct the issuance of a new certificate or certificates to replace the certificates so alleged to be lost, destroyed or mutilated. The Board of Directors may require as a condition precedent to the issuance of new certificates any or all of the following: (a) presentation of additional evidence or proof of the loss, destruction or mutilation claimed; (b) advertisement of loss in such manner as the Board of Directors may direct or approve; (c) a bond or agreement of indemnity, in such form and amount and with such sureties, or without sureties, as the Board of Directors may direct or approve; (d) the order or approval of a court or judge.

ARTICLE IV
SHAREHOLDERS AND MEETINGS OF SHAREHOLDERS

4.01    PLACE OF MEETINGS. All meetings of shareholders shall be held at the principal office of the corporation or at such other place as shall be determined by the Board of Directors and stated in the notice of meeting.

4.02    ANNUAL MEETING. The annual meeting of the shareholders of the corporation shall be held on the third Monday of the fourth calendar month after the end of the corporation’s fiscal year at 2 o’clock in the afternoon, or on such other date and time as shall be determined by the Board of Directors prior to the end of the second calendar quarter. Directors shall be elected at each annual meeting and such other business transacted as may come before the meeting.

4.03    SPECIAL MEETINGS. Special meetings of shareholders may be called by the Board of Directors, the Chair of the Board (if such office is filled) or the President and shall be called by the President or Secretary at the written request of shareholders holding a majority of the shares of stock of the corporation outstanding and entitled to vote. The request shall state the purpose or purposes for which the meeting is to be called.

4.04    NOTICE OF MEETING OF SHAREHOLDERS. Notwithstanding anything to the contrary in these Bylaws (including Article VI, Section 6.01), written notice of each meeting of shareholders, stating the time, place, if any, and purposes thereof, shall be given to each shareholder entitled to vote at the meeting not less than ten nor more than sixty days before the date fixed for the meeting, either personally, by mail, or, if authorized by the Board of Directors, by a form of electronic transmission to which the shareholder has consented. For the purposes of these Bylaws, “electronic transmission” means any form of communication that does not directly involve the physical transmission of paper, that creates a record that may be retained and retrieved by the recipient, and that may be reproduced in paper form by the recipient through an automated process. Notice of a meeting need not be given to any shareholder who signs a waiver of notice before or after the meeting. Attendance of a shareholder at a meeting shall constitute both: (a) a waiver of notice or defective notice except when the shareholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to holding the meeting or transacting any business because the meeting has not been lawfully called or convened, and (b) a waiver of objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, except when the shareholder objects to considering the matter when it is presented.

4.05    RECORD DATES. The Board of Directors, the Chair of the Board (if such office is filled) or the President may fix in advance a date as the record date for the purpose of determining shareholders entitled to notice of and to vote at a meeting of shareholders or an adjournment thereof, or to express consent or to dissent from a proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of a dividend or allotment of a right, or for the purpose of any other action. The date fixed shall not be more than 60 nor less than 10 days before the date of the meeting, nor more than 60 days before any other action. In such case only such shareholder as shall be shareholders of record on the date so fixed shall be entitled to notice of and to vote at such meeting or adjournment therefor, or to express consent or to dissent from such proposal, or to receive payment of such dividend or to receive such allotment of rights, or to participate in any other action, as the case may be, notwithstanding any transfer of any stock on the books of the corporation, or otherwise, after any such record date. Nothing in this Bylaw shall affect the rights of a shareholder and his or her transferee or transferor as between themselves.

4.06    LIST OF SHAREHOLDERS. The Secretary of the corporation or the agent of the corporation having charge of the stock transfer records for shares of the corporation shall make and certify a complete list of the shareholders entitled to vote at a shareholders’ meeting or any adjournment thereof. The list shall be arranged alphabetically within each class and series, with the address of, and the number of shares held by, each shareholder; be produced at the time and place of the meeting; be subject to inspection by any shareholder during the whole time of the meeting; and be prima facie evidence as to who are the shareholders entitled to examine the list or vote at the meeting.

4.07    QUORUM. Unless a greater or lesser quorum is required in the Articles of Incorporation or by the laws of the State of Michigan, the shareholders present at a meeting in person or by proxy who, as of the record date for such meeting, were holders of a majority of the outstanding shares of the corporation entitled to vote at the meeting shall constitute a quorum at the meeting. Whether or not a quorum is present, a meeting of shareholders may be adjourned by a vote of the shares present in person or by proxy. When the holders of a class or series of shares are entitled to vote separately on an item of business, this Bylaw applies in determining the presence of a quorum of such class or series for transaction of such item of business.

4.08    PROXIES. A shareholder entitled to vote at a meeting of shareholders or to express consent or dissent without a meeting may authorize one or more other persons to act for him or her by proxy. The following methods constitute a valid means by which a shareholder may grant authority to another person to act as proxy: (a) the execution of a writing authorizing another person or persons to act for the shareholder as proxy. Execution may be accomplished by the shareholder or by an authorized officer, director, employee, or agent signing the writing or causing his or her signature to be affixed to the writing by any reasonable means including, but not limited to, facsimile signature; and (b) transmitting or authorizing the transmission by electronic transmission to the person who will hold the proxy or to a proxy solicitation firm, proxy support service organization, or similar agent fully authorized by the person who will hold the proxy to receive that transmission. Any electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the shareholder. If an electronic transmission is determined to be valid, the inspectors, or, if there are no inspectors, the persons making the determination shall specify the information upon which they relied.

4.09    INSPECTORS OF ELECTION. The Board of Directors, in advance of a shareholders’ meeting, may appoint one or more inspectors to act at the meeting or any adjournment thereof. If inspectors are not so appointed, the person presiding at the shareholders’ meeting may, and on request of a shareholder entitled to vote thereat shall, appoint one or more inspectors. In case a person appointed fails to appear or act, the vacancy may be filled by appointment made by the Board of Directors in advance of the meeting or at the meeting by the person presiding thereat. If appointed, the inspectors shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine challenges and questions arising in connection with the right to vote, count and tabulate votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the person presiding at the meeting or a shareholder entitled to vote thereat, the inspectors shall make and execute a written report to the person presiding at the meeting of any of the facts found by them and matters determined by them. The report shall be prima facie evidence of the facts stated and of the vote as certified by the inspectors.

4.10    VOTING. Each outstanding share is entitled to one vote on each matter submitted to a vote, unless otherwise provided in the Articles of Incorporation. Votes shall be cast in writing, signed by the shareholder or his or her proxy. When an action, other than the election of directors, is to be taken by a vote of the shareholders, it shall be authorized by a majority of the votes cast by the holders of shares entitled to vote thereon, unless a greater plurality is required by the Articles of Incorporation or by the laws of the State of Michigan. Except as otherwise provided by the Articles of Incorporation, directors shall be elected by a plurality of the votes cast at any election.

4.11    SHAREHOLDER PROPOSALS. Except as otherwise provided by statute, the corporation’s Articles of Incorporation or these Bylaws:

(a)No matter may be presented for shareholder action at an annual or special meeting of shareholders unless such matter is: (i) specified in the notice of the meeting (or any supplement to the notice) given by or at the direction of the Board of Directors; (ii) otherwise presented at the meeting by or at the direction of the Board of Directors; (iii) properly presented for action at the meeting by a shareholder in accordance with the notice provisions set forth in this Section 4.11 and any other applicable requirements; or (iv) a procedural matter presented, or accepted for presentation, by the Chair in his or her sole discretion

(b)For a matter to be properly presented by a shareholder, the shareholder must have given timely notice of the matter in writing to the Secretary of the corporation. To be timely, the notice must be delivered to or mailed to and received at the principal executive offices of the corporation not less than 120 calendar days prior to the date corresponding to the date of the corporation’s proxy statement or notice of meeting released to shareholders in connection with the last preceding annual meeting of shareholders in the case of an annual meeting (unless the corporation did not hold an annual meeting within the last year, or if the date of the upcoming annual meeting changed by more than thirty days from the date of the last preceding meeting, then the notice must be delivered or mailed and received not more than ten days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting), and not more than ten days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting in the case of a special meeting. The notice by the shareholder must set forth: (i) a brief description of the matter the shareholder desires to present for shareholder action; (ii) the name and record address of the shareholder proposing the matter for shareholder action; (iii) the class and number of shares of capital stock of the corporation that are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in the matter proposed for shareholder action. For purposes of this Section 4.11(b), “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or other comparable national financial news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15 of the Securities Exchange Act of 1934, as amended.

(c)Except to the extent that a shareholder proposal submitted pursuant to this Section 4.11 is not made available at the time of mailing, the notice of the purposes of the meeting shall include the name and address of and the number of shares of the voting security held by the proponent of each shareholder proposal

(d)Notwithstanding the above, if the shareholder desires to require the corporation to include the shareholder’s proposal in the corporation’s proxy materials, matters and proposals submitted for inclusion in the corporation’s proxy materials shall be governed by the solicitation rules and regulations of the Securities Exchange Act of 1934, as amended, including without limitation Rule 14a-8.

4.12    CONDUCT, ADJOURNMENT, AND POSTPONEMENT OF MEETINGS.

(a)Shareholders’ meetings shall be presided over by the Chair of the Board or, in his absence, by the Chief Executive Officer of the corporation or, in the absence of both of them, another director or officer designated by the Board of Directors. Such person is referred to in this Section 4.12 as the presiding officer or as the chairman of the meeting.

(b)The presiding officer shall determine all questions of order or procedure (and the presiding officer's rulings shall be final) and may, in his or her discretion, adjourn or postpone a meeting of shareholders regardless of whether a quorum is present.

(c)Any previously scheduled shareholders’ meeting may be postponed by resolution of the Board of Directors, or by any officer or director designated by the Board of Directors, upon public notice given prior to the time previously scheduled for such shareholders’ meetings.

(d)For the avoidance of doubt, any reference to a shareholders’ meeting in these Bylaws shall include any adjournment or postponement thereof.

ARTICLE V
DIRECTORS

5.01    NUMBER. The business and affairs of the corporation shall be managed by a Board of not less than five (5) nor more than twenty-five (25) directors as shall be fixed from time to time by the Board of Directors. The directors need not be residents of Michigan or shareholders of the corporation.

5.02    ELECTION, RESIGNATION AND REMOVAL. Directors shall be elected at each annual meeting of the shareholders, each to hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified, or until his or her resignation or removal. A director may resign by written notice to the corporation. The resignation is effective upon its receipt by the corporation or a subsequent time as set forth in the notice of resignation. A director or the entire Board of Directors may be removed, with or without cause, by vote of the holders of a majority of the shares entitled to vote at an election of directors.

5.03    NOMINATIONS OF DIRECTOR CANDIDATES.

(a)Nominations of candidates for election to the Board of Directors of the corporation at any annual meeting of shareholders or at any special meeting of shareholders called for election of directors (an “Election Meeting”) may be made by the Board of Directors or by a shareholder of record of shares of a class entitled to vote at such Election Meeting.

(b)Nominations made by the Board of Directors shall be made at a meeting of the Board of Directors, or by written consent of directors in lieu of a meeting, not less than ten days prior to the date of an Election Meeting; provided, that approval by the Board of Directors of the corporation’s proxy statement with respect to an Election Meeting in which nominees for director are named shall constitute the nominations of the Board of Directors.

(c)A shareholder of record of shares of a class entitled to vote at an Election Meeting may make a nomination at an Election Meeting if, and only if, such shareholder shall have first delivered, not less than 120 days prior to the date of the Election Meeting in the case of an annual meeting, and not more than seven days following the date of notice of the Election Meeting in the case of a special meeting, a notice to the Secretary of the corporation setting forth with respect to each proposed nominee: (i) the name, age, business address and residence address of such nominee; (ii) the principal occupation or employment of such nominee; (iii) the number of shares of capital stock of the corporation which are beneficially owned by such nominee; (iv) a statements that such nominee is willing to be nominated and to serve if elected; and (v) such other information concerning such nominee as would be required under the rules of the Securities and Exchange Commission to be provided in a proxy statement soliciting proxies for the election of such nominee.

(d)If the chair of the Election Meeting determines that a nomination was not made in accordance with the foregoing procedures, such nomination shall be void and all votes cast in favor of election of a person so nominated shall be disregarded.

5.04    VACANCIES. Vacancies in the Board of Directors occurring by reason of death, resignation, removal, increase in the number of directors or otherwise shall be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors, unless filled by proper action of the shareholders of the corporation. Each person so elected shall be a director for a term of office continuing only until the next election of directors by the shareholders.

5.05    ANNUAL MEETING. The Board of Directors shall meet each year following the annual meeting of the shareholders, for the purpose of election of officers and consideration of such business that may properly be brought before the meeting.

5.06    REGULAR AND SPECIAL MEETINGS. Regular meetings of the Board of Directors may be held at such times and places as the majority of the directors may from time to time determine at a prior meeting or as shall be directed or approved by the vote or written consent of all the directors. Special meetings of the Board may be called by the Chair of the Board (if such office is filled) or the President and shall be called by the President or Secretary upon the written request of any two directors.

5.07    NOTICES. No notice shall be required for annual or regular meetings of the Board or for adjourned meetings, whether regular or special. Three days’ written notice shall be given for special meetings of the Board, and such notice shall state the time, place and purpose or purposes of the meeting.

5.08    QUORUM. A majority of the Board of Directors then in office, or of the members of a committee thereof, constitutes a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which there is a quorum shall be the acts of the Board or of the committee, except as a larger vote may be required by the laws of the State of Michigan. A member of the Board or of a committee designated by the Board may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting in this manner constitutes presence in person at the meeting.

5.09    EXECUTIVE AND OTHER COMMITTEES. The Board of Directors may, by resolution passed by a majority of the whole Board, appoint three or more members of the Board as an executive committee to exercise all powers and authorities of the Board in management of the business and affairs of the corporation, provided, however, that such committee shall not have power or authority to:

(a)amend the Articles of Incorporation;

(b)adopt an agreement of merger or consolidation;

(c)recommend to shareholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets;

(d)recommend to shareholders a dissolution of the corporation or revocation of a dissolution;

(e)amend these Bylaws;

(f)fill vacancies in the Board;

(g)fix the compensation of the directors for serving on the Board or on a committee; or

(h)unless expressly authorized by the Board, declare a dividend or authorize the issuance of stock.

The Board of Directors from time to time may, by like resolution, appoint such other committees of one or more directors to have such authority as shall be specified by the Board in the resolution making such appointments. The Board of Directors may designate one or more directors as alternate members of any committee who may replace an absent or disqualified member at any meeting thereof.

5.10    DISSENTS. A director who is present at a meeting of the Board of Directors, or a committee thereof of which he or she is a member, at which action on a corporate matter is taken is presumed to have concurred in that action unless his or her dissent is entered in the minutes of the meeting or unless he or she files his or her written dissent to the action with the person acting as secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the corporation promptly after the adjournment of the meeting. Such right to dissent does not apply to a director who voted in favor of such action. A director who is absent from a meeting of the Board, or a committee thereof of which he or she is a member, at which any such action is taken is presumed to have concurred in the action unless he or she files his or her written dissent with the Secretary of the corporation within a reasonable time after he or she has knowledge of the action.

5.11    COMPENSATION. The Board of Directors, by affirmative vote of a majority of directors in office and irrespective of any personal interest of any of them, may establish reasonable compensation of directors for services to the corporation as directors or officers.

ARTICLE VI
NOTICES, WAIVERS OF NOTICE AND MANNER OF ACTING

6.01    NOTICES. All notices of meetings required to be given to shareholders, directors or any committee of directors may be given by mail or by electronic transmission to any shareholder, director or committee member at his or her last address as it appears on the books of the corporation. Such notice shall be deemed to be given at the time when the same shall be mailed or otherwise dispatched.

6.02    WAIVER OF NOTICE. Notice of the time, place and purpose of any meeting of shareholders, directors or committee of directors may be waived in writing or by electronic transmission, either before or after the meeting, or in such other manner as may be permitted by the laws of the State of Michigan. Attendance of a person at any meeting of shareholders, in person or by proxy, or at any meeting of directors or of a committee of directors, constitutes a waiver of notice of the meeting except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

6.03    ACTION WITHOUT A MEETING. Any action required or permitted at any meeting of shareholders or directors or committee of directors may be taken without a meeting, without prior notice and without a vote, if all of the shareholders or directors or committee members entitled to vote thereon consent thereto in writing.

ARTICLE VII
OFFICERS

7.01    NUMBER. The Board of Directors shall elect or appoint a Chair of the Board, a Chief Executive Officer, a President, a Secretary, a Treasurer, and may elect a Vice Chair of the Board and one or more other officers as the Board of Directors may from time to time determine. The Chief Executive Officer shall also have authority to appoint or remove any officer with a title below Executive Vice President as from time to time the Chief Executive Officer determines. The Chair of the Board, the President and the Chief Executive Officer, if such person is not also the President, shall be members of the Board of Directors. Any two or more offices, except those of President and Vice President and those of Chief Executive Officer and Vice President, may be held by the same person, but no officer shall execute, acknowledge or verify an instrument in more than one capacity.

7.02    TERM OF OFFICE, RESIGNATION AND REMOVAL. The Chair of the Board and each officer shall hold office for the term for which he or she is elected or appointed and until his or her successor is elected or appointed and qualified, or until his or her resignation or removal. The Chair of the Board and any officer may resign by written notice to the corporation. The resignation is effective upon its receipt by the corporation or at a subsequent time specified in the notice of resignation. An officer may be removed with or without cause. The removal of an officer shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer does not of itself create contract rights.

7.03    VACANCIES. The Board of Directors may fill any vacancies in the Chair of the Board position or any office occurring for whatever reason.

7.04    AUTHORITY. The Chair of the Board and all officers, employees and agents of the corporation shall have such authority and perform such duties in the conduct and management of the business and affairs of the corporation as may be designated by the Board of Directors and these Bylaws.

ARTICLE VIII
DUTIES OF OFFICERS

8.01    CHAIR OF THE BOARD. The Chair of the Board shall preside at all meetings of the shareholders and of the Board of Directors at which he or she is present. He or she shall have such other duties and powers as may be imposed upon or given to him or her by the Board of Directors.

8.02    CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall see that all orders and resolutions of the Board are carried into effect, and he or she shall have the general and active powers of supervision and management usually vested in the chief executive officer of a corporation, including the authority to vote all securities of other corporations and business organizations which are held by the corporation. In the absence or disability of the Chair of the Board, he or she also shall perform the duties and execute the powers of the Chair of the Board as set forth in these Bylaws.

8.03    PRESIDENT. The President shall have such duties as may be assigned to him or her from time to time by the Chief Executive Officer or the Board of Directors. The President may also be the Chief Executive Officer. In the absence or disability of the Chief Executive Officer, the President shall perform the duties and execute the powers of the Chief Executive Officer as set forth in these Bylaws.

8.04    VICE PRESIDENTS. The Vice Presidents, in order of their seniority based upon executive title, shall, in the absence or disability of the President, perform his or her duties and exercise his or her powers and shall perform such other duties as the Board of Directors, the Chief Executive Officer or the President may from time to time prescribe.

8.05    SECRETARY. The Secretary shall attend all meetings of the Board of Directors and of shareholders and shall record all votes and minutes of all proceedings in a book to be kept for that purpose. He or she shall give or cause to be given notice of all meetings of the shareholders and of the Board of Directors. He or she shall keep in safe custody the seal of the corporation, if any, and, when authorized by the Board, affix the same to any instrument requiring it, and when so affixed it shall be attested by his or her signature, or by the signature of the Treasurer or an Assistant Secretary. The Secretary may delegate any of his or her duties, powers and authorities to one or more Assistant Secretaries, unless such delegation is disapproved by the Board.

8.06    TREASURER. The Treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books of the corporation; and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. He or she shall render to the Chief Executive Officer, the President and directors, whenever they may require it, an account of his or her transactions as Treasurer and of the financial condition of the corporation. The Treasurer may delegate any of his or her duties, powers and authorities to one or more Assistant Treasurers unless such delegation be disapproved by the Board of Directors. The Board of Directors may designate the individual who serves as Treasurer to also serve as Chief Financial Officer of the corporation.

8.07    ASSISTANT SECRETARIES AND TREASURERS. The Assistant Secretaries, in the order of their seniority based upon executive title, shall perform the duties and exercise the powers and authorities of the Secretary in case of his or her absence or disability. The Assistant Treasurers, in the order of their seniority based upon executive title, shall perform the duties and exercise the powers and authorities of the Treasurer in case of his or her absence or disability. The Assistant Secretaries and Assistant Treasurers shall also perform such duties as may be delegated to them by the Secretary and Treasurer, respectively, and also such duties as the Chief Executive Officer, the President, or the Board of Directors may prescribe.

8.08    OTHER OFFICERS. The Board of Directors may, from time to time, appoint such other officers of the corporation as the Board of Directors may consider appropriate. Such officers shall perform such duties and exercise such authority as the Board of Directors may prescribe.

8.09    EXECUTIVE OFFICERS. The Chief Executive Officer, President, Secretary and Treasurer, together with such other officers specifically designated by the Board of Directors, shall be known as the executive officers and shall have all of the usual powers and shall perform all of the usual duties incident to their respective offices.

ARTICLE IX
CERTAIN GOVERNANCE MATTERS

9.01    INTERPRETATION; DEFINITIONS.

(a)    The provisions of this Article IX shall apply notwithstanding anything to the contrary set forth in these Bylaws. In the event of any inconsistency between any provision of this Article IX and any other provision of these Bylaws, such provision of this Article IX shall control.

(b)    The following definitions shall apply to this Article IX and otherwise as applicable in these Bylaws:

(i)“Designated Exchange” means the primary stock exchange on which the corporation’s common stock is listed.

(ii)“Effective Time” shall have the meaning set forth in the Agreement and Plan of Merger, dated as of January 27, 2019, by and between TCF and Chemical, as it may have been amended, restated, supplemented or otherwise modified from time to time.

(iii)“Entire Board of Directors” means the total number of directors which the corporation would have if there were no vacancies.

(iv)“Legacy TCF” means TCF Financial Corporation, a Delaware corporation, which has merged with and into the corporation effective as of the Effective Time.

(v)“Legacy TCF Directors” shall mean the directors as of the Effective Time who were directors of Legacy TCF as of immediately prior to the Effective Time and who were designated to be directors by the Board of Directors of Legacy TCF prior to the Effective Time and any additional directors nominated by the Legacy TCF Directors Nominating Committee pursuant to Section 9.03(e) of this Article IX.

(vi)“Legacy TCF Directors Nominating Committee” shall mean a committee of the Board of Directors comprised of all of the Legacy TCF Directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange.

(vii)“Legacy Chemical” means Chemical, a Michigan corporation, as in existence immediately prior to the Effective Time.

(viii)“Legacy Chemical Directors” shall mean the directors as of the Effective Time who were directors of Legacy Chemical as of immediately prior to the Effective Time and who were designated to be directors by the Board of Directors of Legacy Chemical prior to the Effective Time and any additional directors nominated by the Legacy Chemical Directors Nominating Committee pursuant to Section 9.03(d) of this Article IX.

(ix)“Legacy Chemical Directors Nominating Committee” shall mean a committee of the Board of Directors comprised of all of the Legacy Chemical Directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange.

(x)“Specified Period” shall mean the period beginning at the Effective Time and ending on the thirty-six (36) month anniversary of the Effective Time.

9.02    CHAIR; VICE CHAIR; CEO AND PRESIDENT; LEAD DIRECTOR.

(a)Effective as of the Effective Time, Mr. Gary Torgow shall continue to serve as Chair of the corporation and the Board of Directors, Mr. David T. Provost shall become and serve as Vice Chair of the corporation and the Board of Directors, Mr. Craig R. Dahl shall become and serve as Chief Executive Officer and President of the corporation, and Mr. Vance K. Opperman shall become and serve as Lead Director of the Board of Directors. The Lead Director shall qualify as an independent director under the rules of the Designated Exchange, shall chair any meeting of the independent directors in executive session, and shall, among other things, have the power and authority to (i) preside at meetings of the Board of Directors at which the Chair is not present, including presiding at executive sessions, (ii) work with the Chair and management to determine the information and materials provided to members of the Board of Directors, (iii) consult with the Chair on such other matters as are pertinent to the Board of Directors and the corporation, (iv) call meetings of the independent directors, (v) communicate and consult directly with regulators upon request, (vi) serve as a liaison between the Chair and the other independent directors and (vii) perform such other duties, powers and authorities as the Board of Directors, upon the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors, may give to the Lead Director from time to time.

(b)During the Specified Period, (i) any removal of any of the individuals serving in the capacities set forth in subsection (a) above, (ii) any amendment or modification to any employment or similar agreement with any of them to the extent such amendment or modification would adversely affect such individual, (iii) any termination of their employment by the corporation, (iv) any grant or delegation of duties, powers and authorities to the Lead Director pursuant to clause (vii) of subsection (a) above, or (v) any modification to any of their respective duties, authority or reporting relationships as set forth in Article VIII of these Bylaws shall, in each case, require the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.

(c)During the Specified Period, upon the death, resignation, removal, disqualification or other cessation of service by any of the individuals serving in the capacities set forth in subsection (a) above (other than the Lead Director) (or any of such individuals’ successors selected and appointed pursuant to this subsection (c)), an individual approved by the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors shall be appointed to serve in such capacity.

(d)During the Specified Period, upon the death, resignation, removal, disqualification or other cessation of service by the Lead Director (or any of his or her successors selected and appointed pursuant to this subsection (d)), an individual selected by the Legacy TCF Directors Nominating Committee shall be appointed to serve as Lead Director.

(e)The corporation shall cause TCF National Bank, effective as of the Effective Time, to appoint Mr. David T. Provost as Chairman of TCF National Bank and Mr. Craig R. Dahl as Chief Executive Officer of TCF National Bank. During the Specified Period, the corporation shall cause TCF National Bank not to (i) remove any of the individuals serving in the capacities set forth in the immediately preceding sentence, (ii) amend or modify any employment or similar agreement with any of them to the extent such amendment or modification would adversely affect such individual, or (iii) terminate their employment, in each case, except with the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors. During the Specified Period, upon the death, resignation, removal, disqualification or other cessation of service by any of the individuals serving in the capacities set forth in the first sentence of this subsection (e) (or any of such individuals’ successors selected and appointed pursuant to this subsection (e)), the corporation shall cause TCF National Bank not to appoint any individual to serve in such capacity, except with the affirmative vote of at least seventy-five (75%) of the Entire Board of Directors. During the Specified Period, the corporation may not exercise its authority, in its capacity as sole shareholder of TCF National Bank, to (and the corporation shall cause TCF National Bank not) to modify, amend or repeal any of the provisions of the bylaws of TCF National Bank relating to the duties, authority or reporting relationships of the Chairman of TCF National Bank or the Chief Executive Officer of TCF National Bank, in each case, without the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.

9.03    COMPOSITION OF THE BOARD OF DIRECTORS. During the Specified Period:

(a)the Entire Board of Directors shall be comprised of sixteen (16) Directors, of which eight (8) shall be Legacy Chemical Directors (two of whom shall be Mr. Gary Torgow and Mr. David T. Provost, and six other Legacy Chemical Directors who qualify as independent directors under the rules of the Designated Exchange) and eight (8) shall be Legacy TCF Directors (two of whom shall be Mr. Craig R. Dahl and Mr. Vance K. Opperman, and six other Legacy TCF Directors who qualify as independent directors under the rules of the Designated Exchange);

(b)all vacancies resulting from the cessation of service by any Legacy Chemical Director for any reason shall be filled by the Board of Directors with a nominee selected by the Legacy Chemical Directors Nominating Committee;

(c)all vacancies resulting from the cessation of service by any Legacy TCF Director for any reason shall be filled by the Board of Directors with a nominee selected by the Legacy TCF Directors Nominating Committee;

(d)the Legacy Chemical Directors Nominating Committee shall have the exclusive authority to nominate, on behalf of the Board of Directors, directors for election at each annual meeting, or at any special meeting at which Directors are to be elected, to fill each seat previously held by a Legacy Chemical Director; and

(e)the Legacy TCF Directors Nominating Committee shall have the exclusive authority to nominate, on behalf of the Board of Directors, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a Legacy TCF Director.

9.04    COMPOSITION OF COMMITTEES.

(a)During the Specified Period, each committee of the Board of Directors shall (a) have at least four (4) members and, (b) be composed of fifty percent (50%) Legacy Chemical Directors and fifty percent (50%) Legacy TCF Directors (subject to compliance with any independence requirements, and any other requirements, for membership on the applicable committee under the rules of the Designated Exchange).

(b)The Board of Directors shall constitute a Legacy TCF Directors Nominating Committee, which shall be comprised of all of the Legacy TCF Directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange. At the end of the Specified Period, the Legacy TCF Directors Nominating Committee shall be automatically disbanded.

(c)The Board of Directors shall constitute a Legacy Chemical Directors Nominating Committee, which shall be comprised of all of the Legacy Chemical Directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange. At the end of the Specified Period, the Legacy Chemical Directors Nominating Committee shall be automatically disbanded.

9.05    CORPORATE NAME; HEADQUARTERS. During the Specified Period, (a) the name of the corporation shall be TCF Financial Corporation, (b) the shares of common stock of the corporation shall be traded on the Designated Exchange under the ticker symbol “TCBF,” and (c) the headquarters and principal office of the corporation shall be located in Detroit, Michigan. During the Specified Period, the corporation shall cause TCF National Bank to have its main office in [•].

9.06    AMENDMENTS. During the Specified Period, the provisions of this Article IX, and any other provision of these Bylaws that sets forth the authority and responsibility of the Chair, Vice Chair, the Lead Director, the Chief Executive Officer or President, may be modified, amended or repealed, and any Bylaw provision or other resolution inconsistent with this Article IX may be adopted, by the Board only by (and any such modification, amendment, repeal or inconsistent Bylaw provisions and other resolutions may be proposed or recommended by the Board for adoption by the shareholders of the corporation only by) an affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.

ARTICLE X
SPECIAL CORPORATE ACTS

10.01    ORDERS FOR PAYMENT OF MONEY. All checks, drafts, notes, bonds, bills of exchange and orders for payment of money of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

10.02    CONTRACTS AND CONVEYANCES. The Board of Directors of the corporation may in any instance designate the officer and/or agent who shall have authority to execute any contract, conveyance, mortgage or other instrument on behalf of the corporation, or may ratify or confirm any execution. When the execution of any instrument has been authorized without specification of the executing officers or agents, any executive officer of the corporation may execute the same in the name and on behalf of this corporation and may affix the corporate seal thereto.

ARTICLE XI
BOOKS AND RECORDS

11.01    MAINTENANCE OF BOOKS AND RECORDS. The proper officers and agents of the corporation shall keep and maintain such books, records and accounts of the corporation’s business and affairs, minutes of the proceedings of its shareholders, Board and committees, if any, and such stock ledgers and lists of shareholders, as the Board of Directors shall deem advisable, and as shall be required by the laws of the State of Michigan and other states or jurisdictions empowered to impose such requirements. Books, records and minutes may be kept within or without the State of Michigan in a place which the Board shall determine.

11.02    RELIANCE ON BOOKS AND RECORDS. In discharging his or her duties, a director or an officer of the corporation, when acting in good faith, may rely upon the opinion of counsel for the corporation, upon the report of an independent appraiser selected with reasonable care by the Board, or upon financial statements of the corporation represented to him or her to be correct by the President or the officer of the corporation having charge of its books of account, or stated in a written report by an independent public or certified public accountant or firm of such accountants fairly to reflect the financial condition of the corporation.

ARTICLE XII
INDEMNIFICATION

12.01    INDEMNIFICATION. The corporation shall provide indemnification to persons who serve or have served as directors, officers, employees or agents of the corporation, and to persons who serve or have served at the request of the corporation as directors, officers, employees, partners or agents of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, to the fullest extent permitted by the Michigan Business Corporation Act, as the same now exists or may hereafter be amended.

ARTICLE XIII
EXCLUSIVE FORUM

13.01    EXCLUSIVE FORUM. Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s current or former shareholders (including beneficial owners of the corporation’s capital stock), (c) any action asserting a claim arising pursuant to any provision of the Michigan Business Corporation Act or the corporation’s articles of incorporation or bylaws (as either may be amended from time to time), or (d) any action asserting a claim governed by the internal affairs doctrine, in each case, shall be the federal district court for the Eastern District of Michigan, Southern Division (or, if the federal district court does not have jurisdiction, the Circuit Courts of the State of Michigan located in Oakland County). If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than a court located within the State of Michigan (a “Foreign Action”) directly or derivatively by any debtholder or shareholder or other equityholder, such debtholder or shareholder or other equityholder shall, to the fullest extent permitted by applicable law, be deemed to have consented to (i) the personal jurisdiction of the federal and state courts located within the State of Michigan in connection with any action brought in any such court to enforce the immediately preceding sentence and (ii) having service of process made upon such debtholder or shareholder or other equityholder in any such action by service upon such debtholder’s or shareholder’s or other equityholder’s counsel in the Foreign Action as agent for such debtholder or shareholder or equityholder. Any person or entity purchasing or otherwise acquiring or holding any debt or capital stock or other equity interests of the corporation shall be deemed to have notice of and consented to the provisions of this Section 13.01.

ARTICLE XIV
AMENDMENTS; INTERPRETATION AND SEVERABILITY

14.01    AMENDMENTS. The Bylaws of the corporation may be amended, altered or repealed, in whole or in part, by the shareholders or by the Board of Directors at any meeting duly held in accordance with these Bylaws, provided that notice of the meeting includes notice of the proposed amendment, alternative or repeal.

14.02    INTERPRETATION AND SEVERABILITY. Whenever possible, each provision contained in these Bylaws shall be interpreted in such manner as to be valid and effective under applicable law. Each of the Sections of these Bylaws, and each of the clauses set forth therein, shall be deemed separate and independent, and should any part (including any words or phrases) of any such Section or clause be declared invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall in no way render invalid or unenforceable any other part thereof or any separate Section or clause of these Bylaws that is not declared invalid or unenforceable and, to the extent possible, effect shall be given to the intent manifested by the Section or clause or part thereof that is declared invalid or unenforceable.

Exhibit 4

Directors of TCF Bank

Thomas Shafer
Dennis L. Klaeser
Brennan Ryan

Exhibit 5
Officers

Gary Torgow, Chairman
Craig R. Dahl, Chief Executive Officer and President
Dennis L. Klaeser, Executive Vice President and Chief Financial Officer
Brian W. Maass, Executive Vice President, Deputy Chief Financial Officer and Treasurer
David T. Provost, Vice Chairman
and such other officers as the TCF CEO shall designate at or before the Effective